Exhibit 4.27 as filed with 20-F	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT 4.27

CROSS-LICENSE AGREEMENT

By and Among

ALNYLAM PHARMACEUTICALS, INC.

TEKMIRA PHARMACEUTICALS CORPORATION

And

PROTIVA BIOTHERAPEUTICS INC.

Dated: November 12, 2012

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS		2

ARTICLE II - LICENSE GRANTS AND RELATED RIGHTS		12

2.1	License Grants to Tekmira	12

2.2	License Grants to Alnylam	12

2.3	Sublicensing	13

2.4	Coordination with Supplemental Agreement	14

2.5	Covenants Not to Sue	15

2.6	Retained Rights	15

2.7	Rights in Bankruptcy	15

ARTICLE III - SELECTION OF ADDITIONAL TARGETS		15

3.1	Tekmira Additional Targets	15

3.2	Alnylam Additional Exclusive Targets	16

3.3	Selection Process	16

ARTICLE IV - FINANCIAL PROVISIONS		17

4.1	Manufacturing Opt-Out Payment	17

4.2	Restructuring Payment	17

4.3	Milestones with Respect to Tekmira Milestone Products	17

4.4	Milestones with Respect to Biodefense Targets	18

4.5	Milestones with Respect to Alnylam Products	19

4.6	Milestones for Certain Alnylam Existing Exclusive Targets	20

4.7	Royalty Term	21

4.8	Royalties Payable by Tekmira	21

4.9	Royalties on Alnylam Products	21

4.10	Royalty Reduction	23

4.11	Third Party License Payments	23

4.12	Reports	24

4.13	Tax Withholding	24

4.14	Payments	24

4.15	Audits	24

ARTICLE V - INTELLECTUAL PROPERTY		25

5.1	Category 1, 2 and 3 Patents	25

i

5.2	Prosecution and Maintenance of Other Patents	25

5.3	Third Party Infringement of Alnylam’s Patents	25

5.4	Competitive Infringement of Category 1 Patents	26

5.5	Third Party Infringement of Tekmira’s Patents	27

5.6	Patent Certification	27

ARTICLE VI - CONFIDENTIAL INFORMATION AND PUBLICITY		27

6.1	Non-Disclosure of Confidential Information	27

6.2	Limitation on Disclosures	29

6.3	Publicity	29

ARTICLE VII - INDEMNIFICATION AND INSURANCE		30

7.1	Tekmira Indemnification	30

7.2	Alnylam Indemnification	30

7.3	Tender of Defense; Counsel	31

7.4	Tekmira Insurance	31

7.5	Alnylam Insurance	32

ARTICLE VIII - EXPORT		32

8.1	General	32

8.2	Delays	32

8.3	Assistance	32

ARTICLE IX - TERM AND TERMINATION		33

9.1	Term; Expiration	33

9.2	Material Breach	33

9.3	Challenges of Alnylam’s Patents	33

9.4	Challenges of Tekmira Patents	34

9.5	Consequences of Termination; Survival	34

9.6	Licenses upon Termination	35

ARTICLE X - MISCELLANEOUS		35

10.1	Representations and Warranties	35

10.2	Dispute Resolution; Arbitration Procedures	37

10.3	Force Majeure	37

10.4	Consequential Damages	37

10.5	Assignment	38

ii

10.6	Notices	38

10.7	Independent Contractors	39

10.8	Governing Law; Jurisdiction	39

10.9	Severability	39

10.10	No Implied Waivers	39

10.11	Headings	39

10.12	Entire Agreement	39

10.13	Waiver of Rule of Construction	40

10.14	No Third Party Beneficiaries	40

10.15	Further Assurances	40

10.16	Performance by Affiliates	40

10.17	Counterparts	40

EXHIBIT A - IP MANAGEMENT TERMS		42

SCHEDULE 1.9 - ALNYLAM EXISTING IN-LICENSES		47

SCHEDULE 1.10 - ALNYLAM EXISTING SUBLICENSES		48

SCHEDULE 1.15 - CERTAIN ALNYLAM PATENTS		49

SCHEDULE 1.19 - CERTAIN BIODEFENSE TARGETS		50

SCHEDULE 1.22 - CATEGORY 1 PATENTS		51

SCHEDULE 1.23 - CATEGORY 2 PATENTS		52

SCHEDULE 1.24 - CATEGORY 3 PATENTS		53

SCHEDULE 1.70 - TEKMIRA MANUFACTURING DOCUMENTS		54

iii

CROSS-LICENSE AGREEMENT

This Cross-License Agreement (this “Agreement”) is entered into as of November 12, 2012 (the “Effective Date”), by and among ALNYLAM PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware having a principal office at 300 Third Street, Cambridge, MA 02142, U.S.A. (“Alnylam”), TEKMIRA PHARMACEUTICALS CORPORATION, a Canadian corporation having a principal office at 100-8900 Glenlyon Parkway, Burnaby, B.C., Canada V5J 5J8 (“Tekmira”), and, solely with respect to Section 10.12, PROTIVA BIOTHERAPEUTICS INC., a wholly-owned subsidiary of Tekmira and a British Columbia corporation with a principal place of business at 100-8900 Glenlyon Parkway, Burnaby, B.C., Canada V5J 5J8 (“Protiva”).

RECITALS

WHEREAS, Tekmira owns or controls certain intellectual property covering certain nucleic acid delivery technology known as Lipid Nanoparticle or SNALP (“LNP”) technology (the “LNP/SNALP Technology”) that is useful for the delivery of a variety of therapeutic products, including those that function through RNA interference (“RNAi”) or the modulation of microRNAs (“miRNAs”), and is also engaged in the business of discovering, developing, manufacturing and commercializing human therapeutic products;

WHEREAS, Alnylam owns or controls certain intellectual property covering fundamental aspects of the structure and uses of therapeutic products that function through RNAi or the modulation of miRNA and certain intellectual property covering LNP/SNALP Technology; and Alnylam is developing capabilities to develop and commercialize such therapeutic products;

WHEREAS, Alnylam and Tekmira are parties to several existing agreements relating to RNAi, miRNA and SNALP/LNP Technology, including an Amended and Restated License and Collaboration Agreement dated May 30, 2008 (the “Alnylam-Tekmira LCA”); an Amended and Restated Cross-License Agreement dated May 30, 2008, between Alnylam and Protiva, now a wholly owned subsidiary of Tekmira (as amended, the “Alnylam-Protiva CLA” and collectively with the Alnylam-Tekmira LCA, the “Prior Cross-License Agreements”); a Development, Manufacturing and Supply Agreement dated January 2, 2009, as amended, and a Quality Assurance Agreement dated January 29, 2009 (collectively, the “Manufacturing Agreements”); a Supplemental Agreement dated July 27, 2009, among Tekmira, Protiva, Alnylam, AlCana Technologies, Inc. (“AlCana”) and the University of British Columbia (“UBC”) (the “Supplemental Agreement”) and a related Sponsored Research Agreement dated July 26, 2009, among Alnylam, UBC and AlCana (the “Sponsored Research Agreement”); and a Sublicense Agreement dated January 8, 2007, between Alnylam and Inex Pharmaceuticals Corporation (to which Tekmira is the successor in interest) (the “UBC Sublicense”);

WHEREAS, the Parties have entered into a Settlement Agreement concurrently with the execution of this Agreement (the “Settlement Agreement”) pursuant to which they have agreed to settle certain disputes between them;

WHEREAS, in connection with the Settlement Agreement, the Parties have agreed to replace the Prior Cross-License Agreements with this Agreement, supersede rights and obligations under the Supplemental Agreement as between themselves with the rights and obligations set forth in this Agreement, and terminate the Manufacturing Agreements; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, Alnylam and Tekmira enter into this Agreement effective as of the Effective Date:

ARTICLE I- DEFINITIONS

General. When used in this Agreement, each of the following terms, whether used in the singular or plural, will have the meanings set forth in this Article I.

1.1 Act means the United States Federal Food, Drug, and Cosmetic Act of 1938, 21 U.S.C. §§321 et seq., as such may be amended from time to time, and its implementing regulations.

1.2 Active Internal Development Program means, with respect to a particular siRNA Product or miRNA Product, that, as of the time of Target selection under Section 3.3(a), there is an active program of Research, Development or Commercialization with respect to such siRNA Product or miRNA Product at such Party or any of its Affiliates.

1.3 Affiliate means, with respect to a Person, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with such Person. For purposes of the foregoing sentence, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.4 Aggregate Annual Net Sales means, for each calendar year starting with the calendar year in which the First Commercial Sale occurs for a Product, the total Net Sales of such Product during such calendar year.

1.5 ALN-TTR means Alnylam’s siRNA Product in an LNP Formulation that is designed to target the human TTR gene product.

1.6 ALN-VSP means Alnylam’s siRNA Product in an LNP Formulation that is designed to target the human VEGF and KSP gene products.

1.7 Alnylam Exclusive Target means any of the Alnylam Existing Exclusive Targets or any of the Alnylam Additional Exclusive Targets.

1.8 Alnylam Existing Exclusive Target means any of the following Targets: VSP (VEGF and KSP used in combination), TTR and PCSK9.

1.9 Alnylam Existing In-License means any of the agreements set forth on Schedule 1.9, pursuant to which Alnylam has a license from any Third Party under any Alnylam Licensed Technology.

1.10 Alnylam Existing Sublicense means any of the agreements set forth on Schedule 1.10, pursuant to which Alnylam has granted a sublicense to any Third Party under any Tekmira Combined Licensed Technology and/or Category 1 Patent.

1.11 Alnylam Field means the use of siRNA Products or miRNA Products directed to an Alnylam Target for the prevention, treatment or palliation of human disease, and related Research, Development and Commercialization activities.

1.12 Alnylam Know-How means all Know-How Controlled by Alnylam as of the Effective Date and that, prior to the Effective Date, was (a) disclosed by Alnylam to Tekmira or (b) otherwise learned by Tekmira; provided, that Alnylam Know-How shall not include Know-How learned by Tekmira solely as a result of the litigation settled pursuant to the Settlement Agreement.

1.13 Alnylam Licensed Technology means, collectively, the Alnylam Patents and the Alnylam Know-How.

1.14 Alnylam Non-Exclusive Target means any Target that is not an Alnylam Exclusive Target or a Tekmira Exclusive Target.

1.15 Alnylam Patent means any Patent Controlled by Alnylam as of the Effective Date that was filed, or claims priority to a Patent that was filed, before April 15, 2010, or any foreign counterpart of any of the foregoing Patents, and that either:

(a) is listed on Schedule 1.15; or

(b) is related to general siRNA structures or modifications (excluding conjugated siRNAs); or

(c) has claims relating to a lipid or an LNP Formulation or its manufacture; or

(d) has claims relating to non-conjugated siRNAs directed to a Tekmira Target.

Alnylam Patents shall not include any Patent that (i) is a UBC Patent; or (ii) is Controlled by Alnylam pursuant to an in-license that is not an Alnylam Existing In-License.

Notwithstanding the foregoing, the licenses granted to Tekmira under Section 2.1 with respect to the Patents in Section 1.15(c) above will only include Researching, Developing and Commercializing Tekmira Products in an LNP Formulation.

1.16 Alnylam Product means an siRNA Product or miRNA Product Researched, Developed or Commercialized by Alnylam, its Affiliates or Sublicensees that is directed to an Alnylam Target.

1.17 Alnylam Sublicensable Product means an Alnylam Product that has been developed by Alnylam or its Affiliates [**]. Any such Alnylam Product described in clause (a) may also include existing or future back up or improvement oligonucleotide products directed to the same Target as such Product in LNP Formulations or other lipid-based formulations.

1.18 Alnylam Target means any of the Alnylam Exclusive Targets or Alnylam Non-Exclusive Targets.

1.19 Biodefense Target means (a) a Target within the genome of one or more Category A, B and C pathogens, as defined by the National Institute of Allergy and Infectious Diseases, including without limitation, pathogens set forth on Schedule 1.19, but specifically excluding influenza virus, or (b) an endogenous cellular Target against which Alnylam Develops and/or Commercializes an Alnylam Product for commercial supply to one or more Funding Authorities.

1.20 Bona Fide Collaboration means a collaboration between Alnylam and one or more Third Parties involving Research, Development, Manufacture and/or Commercialization of one or more Alnylam Products and established under a written agreement in which (a) the scope of the licenses granted, and financial or other commitments of value, are of material value to Alnylam, and (b) Alnylam undertakes and performs substantial, mutual research, development and/or commercialization activity with the Third Party. For purposes of clarity, it is understood and agreed that no collaboration in which all or substantially all of Alnylam’s contributions or anticipated contributions are or will be in the form of the grant by Alnylam of licenses or sublicenses to one or more intellectual property rights will be considered a Bona Fide Collaboration.

1.21 Business Day means a day on which banking institutions in Boston, Massachusetts and Vancouver, British Columbia, Canada, are open for business.

1.22 Category 1 Patent means any Patent set forth on Schedule 1.22, any Patent Controlled by Tekmira after the Effective Date that claims priority to any of the Patents set forth on Schedule 1.22, or any foreign counterpart of any of the foregoing Patents.

1.23 Category 2 Patent means any Patent set forth on Schedule 1.23, any Patent Controlled by Alnylam after the Effective Date that claims priority to any of the Patents set forth on Schedule 1.23, or any foreign counterpart of any of the foregoing Patents.

1.24 Category 3 Patent means any Patent set forth on Schedule 1.24, any Patent Controlled by Alnylam after the Effective Date that claims priority to any of the Patents set forth on Schedule 1.24, or any foreign counterpart of any of the foregoing Patents.

1.25 Combination Product means a product that incorporates in a combination one or more pharmacologically active ingredients in addition to the active pharmaceutical ingredient in the Alnylam Product or Tekmira Product, as applicable.

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.26 Commercialize or Commercialization means any and all activities directed to Manufacturing (including, without limitation, by means of contract manufacturers), marketing, promoting, distributing, importing, exporting and selling a Product, in each case for commercial purposes, and activities directed to obtaining pricing and reimbursement approvals, as applicable.

1.27 Confidential Information means all proprietary or confidential information and materials, patentable or otherwise, of a Party disclosed by or on behalf of such Party to the other Party before, on or after the Effective Date, including, without limitation, chemical substances, formulations, techniques, methodology, equipment, data, reports, Know-How, sources of supply, patent positioning, business plans, and also including without limitation proprietary and confidential information of Third Parties in possession of such Party under an obligation of confidentiality, whether or not related to making, using or selling Products.

1.28 Control, Controls or Controlled by means, with respect to any Know-How or Patent, the possession of (whether by ownership or license, other than pursuant to this Agreement), or the ability of a Party or any of its Existing Affiliates to grant access to, or a license or sublicense of, such Know-How or Patent as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.29 Cover, Covers or Covered by means, with respect to a product and a Patent, that, but for ownership of or a license or sublicense under such Patent, the making, using, selling, offering for sale or importing of, or other stated action with respect to, such product would infringe such Patent (or, if such Patent is a patent application, would infringe a patent issued from such patent application).

1.30 Develop, Developing or Development means with respect to a Product, preclinical and clinical drug development activities, including without limitation: test method development and stability testing, toxicology, formulations, manufacturing scale-up, preclinical and clinical Manufacture, quality assurance/quality control development, statistical analysis and report writing; clinical studies and regulatory affairs; Regulatory Approval and registration.

1.31 Existing Affiliate means, with respect to a Party, an Affiliate of such Party as of the Effective Date.

1.32 FDA means the United States Food and Drug Administration or any successor agency thereto.

1.33 First Commercial Sale means, with respect to each Product, the first commercial sale in a country as part of a nationwide introduction after receipt by a Product Seller of Regulatory Approval in such country, excluding de minimis named patient and compassionate use sales.

1.34 Follow-On Product means a Product directed towards a Target that is the same Target that is targeted by a Successful Tekmira Milestone Product, a Successful Alnylam Product or a Successful Biodefense Product, as applicable, but that contains a different chemical structure for the siRNA and/or a different cationic lipid component for the LNP Formulation.

1.35 Funding Authority means the United States Department of Health and Human Services or other United States or foreign government or international agencies responsible for requesting, approving and/or funding the development and manufacture of products for biodefense purposes.

1.36 GAAP means United States generally accepted accounting principles applied on a consistent basis.

1.37 IND means a United States investigational new drug application or its equivalent or any corresponding foreign application.

1.38 Institutional Collaborator means any academic or non-profit institution or Person employed by or otherwise affiliated with such an institution that does not meet the definition of Permitted Contractor.

1.39 Know-How means biological materials and other tangible materials, information, data, inventions, practices, methods, protocols, formulas, formulations, knowledge, know-how, trade secrets, processes, assays, skills, experience, techniques and results of experimentation and testing, including without limitation pharmacological, toxicological and preclinical and clinical test data and analytical and quality control data, patentable or otherwise.

1.40 LNP Formulation means an LNP formulation, characterized by its components and its unique ratios among components.

1.41 Major Market means, individually and collectively, the United States, the European Union, Canada, the United Kingdom, France, Germany, Italy, Spain, China and Japan.

1.42 Manufacturing or Manufacture means, with respect to a Product, all activities associated with the production, manufacture and processing of such Product, and the filling, finishing, packaging, labeling, shipping, and storage of such Product, including without limitation formulation process scale-up for toxicology and clinical study use, aseptic fill and finish, stability testing, analytical development, quality assurance and quality control, and the production of the bulk finished dosage form of such Product from the siRNA and miRNA.

1.43 miRNA Product means a product containing, comprised of or based on native or chemically modified RNA oligomers designed to either (a) modulate, inhibit or interfere with a particular miRNA transcript; or (b) provide the function and/or mimic the activity of an miRNA.

1.44 Necessary Third Party IP means, with respect to any country in the Territory, on a country-by-country basis, any Patent in such country owned or controlled by a Third Party that Covers Alnylam Products and/or Tekmira Products.

1.45 Net Sales means the gross amount invoiced by Alnylam, its Affiliates or Sublicensees for Alnylam Products, or by Tekmira, its Affiliates or Sublicensees for Tekmira Products (in each case, such invoicing entity, a “Product Seller”), on sales or other dispositions in the Territory of such Products during the applicable Royalty Term to Third Parties which are not Affiliates or Sublicensees of the Product Seller, less (a) to the extent allowed and taken, sales returns and allowances, granted or accrued, including trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargebacks, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions; (b) adjustments arising from consumer discount programs or similar programs; (c) customs or excise duties, sales tax, consumption tax, value added tax, and other similar taxes (except income taxes) measured by the production, sale, or delivery of goods; (d) duties relating to sales and any payments in respect of sales to the United States government, any State government or any foreign government, or to any governmental authority, or with respect to any government subsidized program or managed care organization; and (e) charges for freight and insurance related to the return of Products and not otherwise paid by the customer.

In the event that a Product is sold in any country in the form of a Combination Product in any year, Net Sales of such Combination Product will be adjusted by multiplying actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where A is the average Net Sales price per daily dose during such year of the Product in such country, if sold separately in such country, and B is the average Net Sales price per daily dose of any product containing the other pharmacologically active ingredients in the Combination Product in such country, if sold separately in such country. If, in a specific country, the product containing the other pharmacologically active ingredients in the Combination Product are not sold separately in such country, Net Sales will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C, where A is the average Net Sales price per daily dose of the Product in such country and C is the average Net Sales price per daily dose of the Combination Product in such country. If, in a specific country, the Product is not sold separately in such country, Net Sales will be calculated by multiplying actual Net Sales of such Combination Product by the fraction (C-B)/C, where B is the average Net Sales price per daily dose of the product containing the other pharmacologically active ingredients in the Combination Product in such country and C is the average Net Sales price per daily dose of the Combination Product in such country. If, in a specific country, both the Product and the product containing the other pharmacologically active ingredients in the Combination Product are not sold separately in such country, the Net Sales price for the Product and the product containing the other pharmacologically active ingredients in the Combination Product will be negotiated by the Parties in good faith based upon the costs, overhead and profit as are then incurred for the Product and all similar substances then being made and marketed by the selling Party and having an ascertainable market price.

Net Sales shall be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Product are giving rise to Net Sales.

1.46 Party means either Alnylam or Tekmira or, solely with respect to Section 10.12, Protiva; Parties means Alnylam and Tekmira and, solely with respect to Section 10.12, Protiva.

1.47 Patent means any patent (including any reissue, extension, substitution, confirmation, re-registrations, re-examination, invalidation, supplementary protection certificate or patents of addition) or patent application (including any provisional application, continuation, continuation-in-part or divisional).

1.48 Permitted Contractor means a Third Party that performs activities (e.g., as a contractor or consultant) under a bona fide contract services arrangement on behalf of a Party or its Affiliates.

1.49 Person means any person or entity.

1.50 Phase I Clinical Trial means the first study of a Product in humans the primary purpose of which is the determination of safety and which may include the determination of pharmacokinetic and/or pharmacodynamic profiles in healthy individuals or patients.

1.51 Phase II Clinical Trial means (a) a study of dose exploration, dose response, duration of effect, kinetics or preliminary efficacy and safety study of a Product in the target patient population, (b) a controlled dose-ranging clinical trial to evaluate further the efficacy and safety of such Product in the target population and to define the optimal dosing regimen or (c) a clinical trial that the sponsoring Party or its Affiliate refers to in a press release as a Phase II Clinical Trial or Study.

1.52 Phase III Clinical Trial or Pivotal Trial means (a) a controlled study of a Product in patients of the efficacy and safety of such Product which is prospectively designed to demonstrate statistically whether such Product is effective and safe for use in a particular indication in a manner sufficient to obtain Regulatory Approval to market such Product or (b) a clinical trial that the sponsoring Party or its Affiliate refers to in a press release as a Phase III Clinical Trial or Study.

1.53 Product means a Tekmira Product or an Alnylam Product.

1.54 Protiva Patent means any Patent Controlled by Protiva on or after the Effective Date that was filed, or that claims priority to a Patent that was filed before April 15, 2010, but excluding Patent claims that Cover Tekmira Products, which excluded Patent claims are solely directed to PLK1, APOB, Ebola, WEE1, ALDH2 or CSN5.

1.55 Protiva Know-How means all Know-How Controlled by Protiva as of the Effective Date and that, prior to the Effective Date, was (a) disclosed to Alnylam by Protiva or (b) otherwise learned by Alnylam; provided, that Protiva Know-How shall not include Know-How learned by Alnylam solely as a result of the litigation settled pursuant to the Settlement Agreement.

1.56 Qualifying Patent means an Alnylam Patent or, if there is no Valid Claim of an Alnylam Patent remaining in the applicable sublicensed territory, any Patent Controlled by Alnylam that claims the composition of matter or method of use of a product.

1.57 Regulatory Approval means, with respect to each Product Developed and Commercialized, the receipt of sufficient authorization from the appropriate regulatory authority on a country-by-country basis to market and sell such Product in a country, including (where necessary in a particular country prior to marketing a Product) all separate pricing and/or reimbursement approvals that may be required for marketing.

1.58 Research or Researching means identifying, evaluating, validating and optimizing Products prior to pre-IND GLP toxicology studies.

1.59 Royalty Quarter means each of the four (4) calendar quarters that begin January 1, April 1, July 1 and October 1 of each year.

1.60 siRNA means a double-stranded ribonucleic acid (RNA) composition designed to act primarily through an RNA interference mechanism that consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridized to one another along a substantial portion of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridized to itself by self-complementary base-pairing along a substantial portion of its length to form a hairpin.

1.61 siRNA Product means a product containing, comprised of or based on siRNAs or other double-stranded moieties effective in gene function modulation and designed to modulate the function of particular genes or gene products by causing degradation through RNA interference of a Target mRNA to which such siRNAs or other double-stranded moieties are complementary.

1.62 Sublicensee means (a) a Third Party to whom Alnylam has granted (or to whom another permitted sublicensee under an Alnylam Existing Sublicense grants) a sublicense pursuant to any of the Alnylam Existing Sublicenses, or (b) a Third Party to whom a Party (or another permitted sublicensee of such Party under this Agreement) grants a sublicense of all or a portion of the rights licensed to it hereunder as permitted herein.

1.63 Sublicensable Product means an Alnylam Sublicensable Product or a Tekmira Sublicensable Product.

1.64 Target means (a) a nucleic acid that encodes or is required for expression of a polypeptide (including without limitation messenger RNA and miRNA), together with all variants of such polypeptide; (b) the set of nucleic acids that encode a defined non-peptide entity, including a microorganism, virus, bacterium or single cell parasite; provided that the entire genome of a microorganism, virus, bacterium, or single cell parasite shall be regarded as a single Target; or (c) a naturally occurring interfering RNA or miRNA or precursor thereof.

1.65 Tekmira Additional Target means a Tekmira Additional Exclusive Target or a Tekmira Additional Non-Exclusive Target.

1.66 Tekmira Combined Licensed Technology means, collectively, the Protiva Patents, the Protiva Know-How, the Tekmira Patents and the Tekmira Know-How.

1.67 Tekmira Exclusive Target means ALDH2 or any of the Tekmira Additional Exclusive Targets.

1.68 Tekmira Field means the use of siRNA Products directed to a Tekmira Target for the prevention, treatment or palliation of human disease, and related Research, Development and Commercialization activities.

1.69 Tekmira Know-How means all Know-How, other than Protiva Know-How, Controlled by Tekmira as of the Effective Date and that, prior to the Effective Date, was (a) disclosed by Tekmira to Alnylam or (b) otherwise learned by Alnylam; provided, that Tekmira Know-How shall not include Know-How learned by Alnylam solely as a result of the litigation settled pursuant to the Settlement Agreement.

1.70 Tekmira Manufacturing Documents means the documents identified in Schedule 1.70.

1.71 Tekmira Milestone Product means any Tekmira Product Covered by a Valid Claim within the Alnylam Patents and that is directed to a Tekmira Non-Exclusive Target other than Ebola.

1.72 Tekmira Non-Exclusive Target means any of the following Targets: PLK1, APOB, Ebola, WEE1, CSN5, or any of the Tekmira Additional Non-Exclusive Targets.

1.73 Tekmira Patent means any Patent, other than a Protiva Patent, UBC Patent or Category 1 Patent, that is Controlled by Tekmira on or after the Effective Date and that was filed, or that claims priority to a Patent that was filed, before April 15, 2010.

1.74 Tekmira Product means an siRNA Product Researched, Developed or Commercialized by Tekmira, its Affiliates or Sublicensees that is directed to a Tekmira Target.

1.75 Tekmira Royalty-Bearing Patent means any Patent within the Tekmira Combined Licensed Technology, any Category 1 Patent, any Category 2 Patent as to which a Tekmira employee is listed as an inventor, any Category 3 Patent as to which a Tekmira employee is listed as an inventor, and any UBC Patent.

1.76 Tekmira Sublicensable Product means a Product that has been developed by Tekmira or its Affiliates for which (a) a Target has been identified, and a potential therapeutic intervention described, and (b) one (1) or more oligonucleotide(s) have been screened in in vitro studies and (c) non-GLP rodent pharmacology data has been generated.

1.77 Tekmira Target means a Tekmira Exclusive Target or a Tekmira Non-Exclusive Target.

1.78 Tekmira-UBC License Agreement means that certain license agreement between Tekmira and UBC, dated effective July 1, 1998, as amended by Amendment Agreement between Tekmira and UBC dated effective July 11, 2006, and Second Amendment Agreement dated effective August 14, 2007.

1.79 Territory means worldwide.

1.80 Third Party means any Person other than Tekmira, Alnylam or any of their respective Affiliates.

1.81 UBC Patent means a Patent sublicensed to Alnylam pursuant to the UBC Sublicense and that was filed, or that claims priority to a Patent that was filed, before April 15, 2010.

1.82 Valid Claim means (a) any claim in an issued and unexpired patent within the Alnylam Patents or the Tekmira Royalty-Bearing Patents, as applicable, that has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and which has not been admitted by the holder of the patent to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise and (b) a patent application within the Alnylam Patents or the Tekmira Royalty-Bearing Patents, as applicable, a claim of which has been pending less than [**] years and which claim has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

Additional Defined Terms	Section Reference
AAA	10.2
Agreement	PREAMBLE
AlCana	RECITALS
Alnylam	PREAMBLE
Alnylam Additional Exclusive Target	3.2
Alnylam Indemnitee	7.1
Alnylam-Protiva CLA	RECITALS
Alnylam-Tekmira LCA	RECITALS
Ascletis	4.6
Code	2.7
Competitive Infringement	5.4(a)
Effective Date	PREAMBLE
IP Management Terms	5.1
Lead Development Candidate	1.17
LNP	RECITALS
LNP Improvements	2.2(d)
LNP/SNALP Technology	RECITALS
Losses	7.1
miRNA	RECITALS
Manufacturing Agreements	RECITALS
Prior Cross-License Agreements	RECITALS
Product Seller	1.45
Protiva	PREAMBLE
RNAi	RECITALS
Royalty Term	4.7
Settlement Agreement	RECITALS
Sponsored Research Agreement	RECITALS

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Additional Defined Terms	Section Reference
Successful Alnylam Product	4.5
Successful Biodefense Product	4.4
Successful Tekmira Milestone Product	4.1
Supplemental Agreement	RECITALS
Tekmira	PREAMBLE
Tekmira Additional Exclusive Target	3.1
Tekmira Additional Non-Exclusive Target	3.1
Tekmira Indemnitee	7.2
UBC	RECITALS
UBC Sublicense	RECITALS

ARTICLE II- LICENSE GRANTS AND RELATED RIGHTS

2.1 License Grants to Tekmira.

(a) Subject to the terms and conditions of this Agreement and the Alnylam Existing In-Licenses, Alnylam hereby grants to Tekmira and its Affiliates an exclusive right and license under the Alnylam Licensed Technology to Research, Develop and Commercialize Tekmira Products directed to any Tekmira Exclusive Target in the Tekmira Field in the Territory.

(b) Subject to the terms and conditions of this Agreement and the Alnylam Existing In-Licenses, Alnylam hereby grants to Tekmira and its Affiliates a non-exclusive right and license under the Alnylam Licensed Technology to Research, Develop and Commercialize Tekmira Products directed to any Tekmira Non-Exclusive Target in the Tekmira Field in the Territory.

(c) The licenses set forth in this Section 2.1 include the right to grant sublicenses as provided in, and subject to, Section 2.3 below.

2.2 License Grants to Alnylam.

(a) Subject to the terms and conditions of this Agreement, Tekmira hereby grants to Alnylam and its Affiliates an exclusive right and license under the Tekmira Combined Licensed Technology and the Category 1 Patents to Research, Develop and Commercialize Alnylam Products directed to any Alnylam Exclusive Target in the Alnylam Field in the Territory.

(b) Subject to the terms and conditions of this Agreement, Tekmira grants to Alnylam and its Affiliates a non-exclusive right and license under the Tekmira Combined Licensed Technology and the Category 1 Patents to Research, Develop and Commercialize Alnylam Products directed to any Alnylam Non-Exclusive Target in the Alnylam Field in the Territory.

(c) Subject to the terms and conditions of this Agreement, Tekmira grants to Alnylam and its Affiliates a non-exclusive right and license (without the right to grant sublicenses outside of the Alnylam Field) under the Category 1 Patents for any and all purposes, both in the Alnylam Field and outside of the Alnylam Field, in the Territory. The license granted pursuant to this Section 2.2(c) shall be fully paid-up and royalty-free outside the Alnylam Field.

(d) Subject to the terms and conditions of this Agreement, Tekmira grants to Alnylam and its Affiliates a non-exclusive, non-sublicensable, fully paid-up, royalty-free right and license under the Tekmira Combined Licensed Technology and the Category 1 Patents to research, develop, make, have made and use improvements to such technology and inventions claimed or covered by such Patents (“LNP Improvements”) and to research, develop, make, have made, use and commercialize LNP Improvements. As between the Parties, Alnylam shall own all LNP Improvements made by Alnylam and its Affiliates pursuant to the license granted under this Section 2.2(d); provided, however, that such ownership of LNP Improvements shall not extinguish or alter any of Alnylam’s obligations to Tekmira for any products that are Alnylam Products.

(e) The licenses set forth in subsections (a), (b) and (c) of this Section 2.2 include the right to grant sublicenses as provided in, and subject to, Section 2.3 below.

2.3 Sublicensing.

(a) The licenses granted to Tekmira in Section 2.1 include the right for Tekmira to grant sublicenses, but only on a Tekmira Sublicensable Product-by-Tekmira Sublicensable Product basis, to Third Parties to Research, Develop and/or Commercialize Tekmira Products that are Tekmira Sublicensable Products. Tekmira shall require that the terms of any sublicense under its rights in this Agreement are fully in compliance with the terms and conditions of this Agreement and of the Alnylam Existing In-Licenses governing Alnylam’s rights under the Alnylam Licensed Technology.

(b) The licenses granted to Alnylam in Section 2.2(a), Section 2.2(b) and Section 2.2(c) include the right for Alnylam to grant sublicenses in the Alnylam Field, but only on a Alnylam Sublicensable Product-by-Alnylam Sublicensable Product basis, to Third Parties to Research, Develop and/or Commercialize Alnylam Products that are Alnylam Sublicensable Products. Alnylam shall require that the terms of any sublicense under its rights in this Agreement are fully in compliance with the terms and conditions of this Agreement.

(c) Any sublicense granted by a Party hereunder shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement. The sublicensing Party shall assume full responsibility for the performance of all obligations and observance of all terms herein under the licenses granted to it and will itself pay and account to the other Party for all payments due under such licenses by reason of any such sublicense. If a sublicensing Party becomes aware of a material breach of any sublicense by a Sublicensee, the sublicensing Party shall promptly notify the other Party of the particulars of same and take all reasonable efforts to enforce the terms of such sublicense.

(d) Unless otherwise provided in this Agreement, the sublicensing Party will notify the other Party within [**] days after execution of a sublicense entered into hereunder and provide a copy of the fully executed sublicense agreement to the other Party within the same time frame (with such reasonable redactions as the sublicensing Party may make, provided that

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such redactions do not include provisions necessary to demonstrate compliance with the requirements of this Agreement), which shall be treated as Confidential Information of the sublicensing Party under Article VI; and provided further that the other Party may disclose such agreement(s) to Third Parties under confidence if and to the extent required in order to comply with such other Party’s contractual obligations under both this Agreement and Third Party agreements.

(e) Tekmira hereby waives the foregoing sublicensing restrictions and requirements of Section 2.2(c), Section 2.2(d) and this Section 2.3 with respect to the Alnylam Existing Sublicenses. In addition, to the extent that Alnylam as of the Effective Date has licensed or sublicensed any Patent or Know-How Controlled by Tekmira as of the Effective Date to any Third Party pursuant to any Alnylam Existing Sublicense, or granted any Third Party pursuant to any Alnylam Existing Sublicense any option to obtain a license or sublicense under any Patent or Know-How Controlled by Tekmira, the rights of the applicable Third Party shall not be affected by this Agreement, and if such Third Party Develops or Commercializes Alnylam Products, then Tekmira will be entitled to milestone payments and royalties with respect thereto as set forth in this Agreement. Alnylam agrees that it will not grant any additional options, licenses or sublicenses under Alnylam Patents, Tekmira Combined Licensed Technology, UBC Patents or Category 1 Patents to AlCana to Research, Develop or Commercialize siRNA Products without the prior written consent of Tekmira or enter into any additional contractual obligations to indemnify AlCana as to AlCana’s practice of the Alnylam Patents, Tekmira Combined Licensed Technology, UBC Patents or Category 1 Patents to Research, Develop or Commercialize siRNA Products.

(f) Notwithstanding Sections 2.3(a) and 2.3(b), either Party may utilize Permitted Contractors and Institutional Collaborators to Research and/or Develop their respective Products, whether or not such Products have become Sublicensable Products; provided that (i) such Party does not grant any such Permitted Contractor or Institutional Collaborator any license to Commercialize Products that are not Sublicensable Products and (ii) no Party shall share any of the other Party’s Confidential Information with such Permitted Contractor or Institutional Collaborator unless such Third Party shall have executed a binding confidentiality agreement containing reasonably customary terms and conditions.

2.4 Coordination with Supplemental Agreement. Tekmira and Alnylam hereby agree that the terms of this Agreement and the Settlement Agreement (and the Binding Term Sheet attached thereto) extinguish, supersede, and replace the rights and obligations of Tekmira, Alnylam, and AlCana under the Supplemental Agreement solely as between and among Tekmira, Alnylam, and AlCana; provided, however, Alnylam’s payment obligations to UBC and AlCana under the Supplemental Agreement and Sponsored Research Agreement shall survive the execution of this Agreement and the Settlement Agreement (and the Binding Term Sheet attached thereto), and shall also survive any termination of the Supplemental Agreement or Sponsored Research Agreement, in each case for the duration of the applicable Royalty Term (as defined in the Sponsored Research Agreement). Subject to the terms and conditions of the Settlement Agreement and any subsequent agreement(s) among Alnylam, Tekmira, UBC and AlCana, the rights and obligations of UBC under the Supplemental Agreement and Sponsored Research Agreement shall be maintained. Notwithstanding any of the foregoing, nothing in this section 2.4 shall operate to relieve Alnylam of its obligation to comply with its payment or royalty obligations to UBC or AlCana, either directly or indirectly, under the Supplemental Agreement or Sponsored Research Agreement.

2.5 Covenants Not to Sue. Alnylam hereby covenants that it and its Existing Affiliates will not initiate any legal suit against Tekmira or any of its Existing Affiliates asserting that:

(a) any internal Research performed solely by Tekmira or its Existing Affiliates (and not with any Third Party) and solely for the purpose of identifying a Target for selection as a Tekmira Additional Target hereunder during the period starting on the Effective Date and continuing until the earlier of (i) the [**] anniversary of the Effective Date and (ii) such date that Tekmira completes its selection of the Tekmira Additional Targets pursuant to Article III; or

(b) the formulating in LNP Formulations by Tekmira or any of its Existing Affiliates of oligonucleotides controlled by any bona fide Third Party pharmaceutical collaborator on behalf of such Third Party and solely for Research (but not Development or Commercialization);

constitutes infringement and/or misappropriation of the Alnylam Licensed Technology. For clarity, the Parties agree that the covenants set forth in this Section 2.5 do not extend to any Third Party.

2.6 Retained Rights. Each Party expressly retains any rights not expressly granted to the other Party under this Article II (or otherwise under this Agreement).

2.7 Rights in Bankruptcy. All licenses and rights to licenses granted under or pursuant to this Agreement by a Party to other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that each Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against the other Party under the Code, such Party shall be entitled to a complete duplicate of, or complete access to (as such Party deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to such Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such Party, unless such other Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of such other Party upon written request therefor by such Party. The foregoing provisions are without prejudice to any rights such Party may have arising under the Code or other applicable law.

ARTICLE III- SELECTION OF ADDITIONAL TARGETS

3.1 Tekmira Additional Targets. Subject to Section 3.3, during the period beginning on the Effective Date and ending on the [**] anniversary thereof, Tekmira may select (i) up to

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

two (2) Targets (other than the Alnylam Exclusive Targets) that shall each become a “Tekmira Additional Exclusive Target” and (ii) up to five (5) Targets (other than the Alnylam Exclusive Targets) that shall each become a “Tekmira Additional Non-Exclusive Target”. For clarity, the Parties acknowledge that such seven (7) Tekmira Additional Targets shall be in addition to the one (1) Tekmira Exclusive Target and the five (5) Tekmira Non-Exclusive Targets selected as of the Effective Date.

3.2 Alnylam Additional Exclusive Targets. Subject to Section 3.3, during the period beginning on the Effective Date and ending on the [**] anniversary thereof, Alnylam may select up to five (5) Targets (other than the Tekmira Targets) that shall each become an “Alnylam Additional Exclusive Target”. For clarity, the Parties acknowledge that the five (5) Alnylam Exclusive Additional Targets shall be in addition to the Alnylam Existing Exclusive Targets.

3.3 Selection Process. The following process shall apply to the selection of Tekmira Additional Targets and Alnylam Additional Exclusive Targets.

(a) As to Targets that are peptide entities, the selecting Party shall initially notify the other Party in writing of the NCBI Gene ID number (or, if a NCBI Gene ID number is not available, the specific sequence of the proposed Target) of each Target nominated by the selecting Party for selection as an additional Target. As to Targets that are non-peptide entities, the selecting Party shall initially notify the other Party in writing of the non-peptide entity. Within [**] Business Days following the other Party’s receipt of a notice nominating a Target, such other Party shall notify the selecting Party in writing whether such Target is either: (i) subject to a binding contractual obligation to a Third Party that would be breached by the inclusion of such Target as an additional Target under these terms, or (ii) the subject of an Active Internal Development Program at such other Party and such Active Internal Development Program was in existence as such prior to the receipt of such notice from the selecting Party and such other Party determines in good faith that it intends to continue such Active Internal Development Program, and so notifies the selecting Party. If neither of these criteria applies, the Target shall be considered to have been successfully nominated as a Tekmira Additional Non-Exclusive Target, Tekmira Additional Exclusive Target, or Alnylam Additional Exclusive Target, as applicable.

(b) If a Target submitted to Alnylam is not available for license as a Tekmira Additional Target pursuant to subsection (a) above, then Tekmira may nominate an additional Target as a Tekmira Additional Target, until two (2) Tekmira Additional Exclusive Targets and five (5) Tekmira Additional Non-Exclusive Targets have been identified and successfully nominated pursuant to the foregoing procedure. Any Target successfully nominated pursuant to the foregoing procedure shall be a Tekmira Additional Target.

(c) If a Target submitted to Tekmira is not available for license as an Alnylam Additional Exclusive Target pursuant to subsection (a) above, then Alnylam may nominate an additional Target as an Alnylam Additional Exclusive Target, until five (5) Alnylam Additional Exclusive Targets have been identified and successfully nominated pursuant to the foregoing procedure. Any Target successfully nominated pursuant to the foregoing procedure shall be an Alnylam Exclusive Additional Target.

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ARTICLE IV- FINANCIAL PROVISIONS

4.1 Manufacturing Opt-Out Payment. Within ten (10) Business Days after the Effective Date, Alnylam shall pay Tekmira a fee of thirty million U.S. dollars ($30,000,000), which amount shall constitute full consideration for the termination of and release of Alnylam from all of Alnylam’s obligations under the Manufacturing Agreements, including without limitation the obligations to obtain materials and/or services from Tekmira, and the rights to Manufacture and have Manufactured Alnylam Products included in the Development and Commercialization rights granted to Alnylam pursuant to Sections 2.2(a) and 2.2(b). Based on Tekmira’s provision to Alnylam of a completed Form W-8BEN, Alnylam agrees that it will not withhold taxes from the payment under this Section 4.1.

4.2 Restructuring Payment. Within ten (10) Business Days after the Effective Date, Alnylam shall pay Tekmira a fee of thirty-five million U.S. dollars ($35,000,000), which amount shall constitute payment for the termination of the Prior Cross-License Agreements and the Parties’ rights and obligations thereunder, as well as the restructuring of certain milestone payments and royalty rates for certain Alnylam Products as set forth in Sections 4.6 and 4.9(d). Based on Tekmira’s provision to Alnylam of a completed Form W-8BEN, Alnylam agrees that it will not withhold taxes from the payment under this Section 4.2.

4.3 Milestones with Respect to Tekmira Milestone Products. On a Tekmira Milestone Product-by-Tekmira Milestone Product basis, payments will be payable by Tekmira to Alnylam based upon the achievement of certain milestone events as set forth in the table below (all references are to U.S. dollars). Tekmira will provide written notice to Alnylam of the occurrence of a milestone event within [**] Business Days, and pay the indicated milestone fee to Alnylam within [**] days, after the occurrence of the relevant event.

Capitalized terms in the chart below shall be read in context to apply to Tekmira Milestone Products; provided, however, that each milestone payment will be payable no more than once in respect of any given Tekmira Milestone Product.

Milestone Event	Milestone Fee
[**]	[	**]
[**]	[	**]
[**]	[	**]
[**]	[	**]
[**]	[	**]
[**]	[	**]

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If one or more milestone events set out above are skipped for any reason, the payment for such skipped milestone event(s) will be due at the same time as the payment for the next achieved milestone event. The milestone payments described above shall be payable only once in relation to each Tekmira Milestone Product that achieves Regulatory Approval in a Major Market (each, a “Successful Tekmira Milestone Product”). Therefore, unless and until there is a Successful Tekmira Milestone Product directed to a particular Target, any of the milestone payments made by Tekmira under this Section in connection with a Tekmira Milestone Product directed to such Target shall be fully creditable against the repeated achievement of such milestone event by any other Tekmira Milestone Product directed to such Target. However, in the event that there is a Successful Tekmira Milestone Product directed to a Target and Tekmira subsequently begins to Develop or continues to develop a Follow-On Product then, if and when any of the milestone events set out above is thereafter achieved for such Follow-On Product, in addition to the milestone payment for such milestone event, there will also be due and payable all of the milestone payment(s) for any such milestones that were achieved but not paid for such Follow-On Product prior to the achievement of Regulatory Approval in a Major Market of a Successful Tekmira Milestone Product with respect to such Target.

4.4 Milestones with Respect to Biodefense Targets. The milestone fees payable by Alnylam to Tekmira with respect to Alnylam Products directed to Biodefense Targets that are not intended for sale, directly or indirectly, to a Funding Authority shall be as set forth in Section 4.4. The milestone fees payable by Alnylam to Tekmira with respect to Alnylam Products Covered by a Valid Claim within the Tekmira Royalty-Bearing Patents that are directed to Biodefense Targets which are intended for sale, directly or indirectly, to a Funding Authority shall be payable on an Alnylam Product-by-Alnylam Product basis as follows, subject to Section 4.6:

Milestone Event	Milestone Fee
[**]	[	**]
[**]	[	**]
[**]	[	**]

In the event one or more milestone events set out above are skipped for any reason, the payment for such skipped milestone event(s) will be due at the same time as the payment for the next achieved milestone event. The milestone payments described above shall be payable only once

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in relation to each Alnylam Royalty Product directed to a Biodefense Target that achieves First Commercial Sale in a Major Market (each, a “Successful Biodefense Product”). Therefore, unless and until there is a Successful Biodefense Product directed to a particular Biodefense Target, any of the milestone payments made by Alnylam under this Section in connection with an Alnylam Product directed to such Biodefense Target shall be fully creditable against the repeated achievement of such milestone event by any other Alnylam Product directed to such Biodefense Target. However, in the event that there is a Successful Biodefense Product directed to a Biodefense Target and Alnylam subsequently begins to Develop or continues to Develop a Follow-On Product, then, if and when any of the milestone events set out above is thereafter achieved for such Follow-On Product directed to such Biodefense Target, in addition to the milestone payment for such milestone event, there will also be due and payable all of the milestone payment(s) for any such milestones that were achieved but not paid for such Follow-On Product prior to the achievement of Approval in a Major Market of a Successful Biodefense Product with respect to such Biodefense Target.

4.5 Milestones with Respect to Alnylam Products. On an Alnylam Product-by-Alnylam Product basis, and except as otherwise set forth in Sections 4.4 and 4.6, payments will be payable by Alnylam to Tekmira based on the achievement of certain milestone events as set forth in the table below (all references are to U.S. dollars) with respect to any Alnylam Product that is Covered by a Valid Claim within the Tekmira Royalty-Bearing Patents. Alnylam will provide written notice to Tekmira of the occurrence of a milestone event within [**] Business Days, and pay the indicated milestone fee to Tekmira within [**] days, after the occurrence of the relevant event.

Capitalized terms in the chart below shall be read in context to apply to Alnylam Products; provided, however, that each milestone payment will be payable no more than once in respect of any given Alnylam Product.

Milestone Event	Milestone Fee
[**]	[	**]
[**]	[	**]
[**]	[	**]
[**]	[	**]
[**]	[	**]
[**]	[	**]

If one or more milestone events set out above are skipped for any reason, the payment for such skipped milestone event(s) will be due at the same time as the payment for the next achieved

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milestone event. The milestone payments described above shall be payable only once in relation to each Alnylam Product that achieves Regulatory Approval in a Major Market (each, a “Successful Alnylam Product”). Therefore, unless and until there is a Successful Alnylam Product directed to a particular Target, any of the milestone payments made by Alnylam under this Section in connection with an Alnylam Product directed to such Target shall be fully creditable against the repeated achievement of such milestone event by any other Alnylam Product directed to such Target. However, in the event that there is a Successful Alnylam Product directed to a Target and Alnylam subsequently begins to Develop or continues to Develop a Follow-On Product, if and when any of the milestone events set out above is thereafter achieved for such Follow-On Product directed to such Target, in addition to the milestone payment for such milestone event, there will also be due and payable all of the milestone payment(s) for any such milestones that were achieved but not paid for such Follow-On Product prior to the achievement of Regulatory Approval in a Major Market of a Successful Alnylam Product directed to such Target.

4.6 Milestones for Certain Alnylam Existing Exclusive Targets. In lieu of any milestone payments under Sections 4.4 and 4.5 with respect to all Alnylam Products that are directed to any of the Alnylam Existing Exclusive Targets, a milestone payment will be due by Alnylam to Tekmira solely for the first achievement of each of the corresponding milestone events set forth in the table below (all references are to U.S. dollars) by the applicable Alnylam Product identified below. Alnylam will provide written notice to Tekmira of the occurrence of a milestone event within [**] Business Days, and pay the indicated milestone fee to Tekmira within [**] days, after the occurrence of the relevant milestone event. For the avoidance of doubt, each milestone fee set forth below will be payable no more than once.

Milestone Event	Milestone Fee
Dosing of first patient in a Phase III Clinical Trial for ALN-TTR; provided that such ALN-TTR is Covered by a Valid Claim within the Tekmira Royalty-Bearing Patents	$5,000,000

Tekmira has [**] for clinical development of ALN-VSP in China either by (i) provision of direct Manufacturing services, including but not limited to the clinical trial drug product material and associated manufacturing and regulatory information necessary and sufficient for the initiation of a clinical trial in China or Korea, or (ii) the transfer of necessary Manufacturing process technology used to produce batch [**] of ALN-VSP for Alnylam clinical trials and sufficient to produce at least one (1) batch of ALN-VSP suitable for clinical trials in China or Korea.	$5,000,000

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In addition to the corresponding milestone fee, all expenses actually incurred by Tekmira for the activities set forth in clauses (i) and (ii) in the second milestone listed in the above table shall be paid by [**].

4.7 Royalty Term. Royalties shall be payable hereunder on a Product-by-Product and country-by-country basis commencing on the First Commercial Sale of a Product in a country and continuing during any period in which (a) in the case of Alnylam Products, a Valid Claim within the Tekmira Royalty-Bearing Patents Covers the applicable Alnylam Product in such country of sale, or (b) in the case of Tekmira Products, a Valid Claim within the Alnylam Patents Covers the applicable Tekmira Product in such country of sale (such period, as applicable, the “Royalty Term”). Upon the expiration of the Royalty Term applicable to a given Product and country, the license granted under Section 2.1(a), Section 2.1(b), Section 2.2(a) or Section 2.2(b), as applicable, shall become fully paid-up, royalty-free, non-exclusive, perpetual and irrevocable with respect to such Product in such country.

4.8 Royalties Payable by Tekmira. During the applicable Royalty Term, Tekmira shall pay running royalties on Net Sales of Tekmira Products Covered by one or more Valid Claims of any Alnylam Patent in the applicable country of sale in accordance with the applicable running royalty rates set out in the table below (all references are to U.S. dollars):

Aggregate Annual Net Sales	Royalty Rate
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

No royalties will be payable more than once by Tekmira with respect to any single unit of Tekmira Product.

4.9 Royalties on Alnylam Products. During the applicable Royalty Term, Alnylam shall pay running royalties on Net Sales of Alnylam Products Covered by one or more Valid

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Claims of the Tekmira Royalty-Bearing Patents in the applicable country of sale, as follows (all references are to U.S. dollars), whether or not such Alnylam Products are directed to Biodefense Targets, subject to Section 4.9(d):

(a) Where the Net Sales are those of, and are invoiced by, any one of the following:

(i) Alnylam or its Affiliate;

(ii) Roche;

(iii) Regulus Therapeutics under a sub-license granted by Alnylam; or

(iv) another sub-licensee under a sub-license granted by Alnylam in connection with, and solely for the purpose of, a Bona Fide Collaboration;

the applicable running royalty rates shall be as set out in the table below:

Aggregate Annual Net Sales	Royalty Rate
[**]	[**]
[**]	[**]
[**]	[**]

(b) In all other cases, the applicable running royalty rates shall be set out in the table below:

Aggregate Annual Net Sales	Royalty Rate
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

(c) No royalties will be payable more than once by Alnylam with respect to any single unit of Alnylam Product.

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(d) The royalty rate payable on Net Sales of Alnylam Products Covered by one or more Valid Claims of the Tekmira Royalty-Bearing Patents in the applicable country of sale that are directed to any of the Alnylam Existing Exclusive Targets shall be reduced by [**] of Aggregate Annual Net Sales at all tiers set forth in the tables in subsections (a) and (b) above (e.g., where such a table indicates a royalty rate of [**]%, the royalty rate that would apply instead with respect to Net Sales of Alnylam Products directed to any of the Alnylam Existing Exclusive Targets shall be [**]%).

4.10 Royalty Reduction. The royalties due under Section 4.8 or 4.9 above, as applicable, may be reduced on a country-by-country basis in the Territory by the amount of royalties paid or payable with respect to Necessary Third Party IP; provided, however, that royalties due under Section 4.8 or 4.9 above, as applicable, may not be reduced by more than [**] of the royalties otherwise due (and will not in any case be reduced below [**] of the amount of royalties that would otherwise be due, e.g., for Net Sales of a Tekmira Product up to and including [**], the minimum effective royalty rate would be [**]%). For purposes of illustration only, if Aggregate Annual Net Sales of a Tekmira Product are [**] and royalties due to Third Parties in respect of the sale of such product total [**] of Net Sales (or [**]), royalties due to Alnylam may be reduced only by [**] which is determined as follows: maximum reduction is [**] of the royalty due on Net Sales of [**], calculated by [**]. For the avoidance of doubt, royalties paid or payable by Alnylam pursuant to the Supplemental Agreement or the Sponsored Research Agreement shall constitute royalties paid or payable to Third Parties with respect to Necessary Third Party IP for purposes of this Section 4.10, notwithstanding any assignment or transfer of the rights to receive such payments to Tekmira or any of its Affiliates; provided, however, that royalties paid or payable pursuant to the Supplemental Agreement or the Sponsored Research Agreement on Aggregate Annual Net Sales greater than [**] of any Alnylam Product, where such royalties are paid or payable only because such Alnylam Product is Covered by a Valid Claim within the Category 1 Patents (i.e., where such royalties would not be paid or payable based on other patent rights in the absence of such Category 1 Patents), shall not result in a reduction to royalties under this Agreement pursuant to this Section 4.10 of more than [**]% of such Aggregate Annual Net Sales greater than [**] in respect of any such Alnylam Product.

4.11 Third Party License Payments. Tekmira shall pay 100% of all royalties, license fees, milestones and similar payments (if any) payable to any Third Party under its existing in-licenses, if any, for the rights to Tekmira Combined Licensed Technology licensed to Alnylam under this Agreement. In addition, notwithstanding the differences between the milestones and royalties payable by Alnylam under this Agreement and the milestones and royalties that were payable under the Alnylam-Tekmira LCA, Tekmira remains solely responsible for, and agrees to pay to UBC, any and all amounts payable to UBC pursuant to the Tekmira-UBC License Agreement, including, without limitation, any and all amounts payable to UBC in connection with Alnylam’s exercise of its rights under the UBC Sublicense and any and all amounts paid by Alnylam to Tekmira under this Agreement or the UBC Sublicense. Alnylam shall pay 100% of all royalties, license fees, milestones and similar payments (if any) payable to any Third Party under any Alnylam Existing In-License for the rights to Alnylam Licensed Technology licensed to Tekmira under this Agreement.

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4.12 Reports. As to each Royalty Quarter commencing with the Royalty Quarter during which the First Commercial Sale occurs with respect to a Tekmira Product, in the case of Tekmira as the reporting Party, or with respect to an Alnylam Product, in the case of Alnylam as the reporting Party, within [**] days after the end of such Royalty Quarter (if the reporting Party has not entered into an agreement with a Sublicensee) and within [**] days after the receipt by the reporting Party from a Sublicensee of such Sublicensee’s report, as required by such Sublicensee’s sublicense for each Royalty Quarter (if the applicable Party has entered into an agreement with a Sublicensee), each reporting Party will deliver to the other Party to this Agreement a written report showing, on a country-by-country basis, the Net Sales of Products calculated under GAAP and its royalty obligation for such quarter with respect to such Net Sales under this Agreement together with wire transfer of an amount equal to such royalty obligation. All Net Sales will be segmented in each such report according to sales by the selling Party and each of its Affiliates and Sublicensees, as well as on a product-by-product basis, including the rates of exchange used to convert Net Sales to United States Dollars from the currency in which such sales were made. For the purposes of this Agreement, the rates of exchange to be used for converting Net Sales to United States Dollars will be the simple average of the selling and buying rates of U.S. dollars published in The Wall Street Journal East Coast Edition for the last Business Day of the Royalty Quarter covered by the report.

4.13 Tax Withholding. Each paying Party will use all reasonable and legal efforts to reduce tax withholding with respect to payments to be made to the other Party under this Agreement. Notwithstanding such efforts, subject to Sections 4.1 and 4.2, if the paying Party concludes that tax withholdings under the laws of any country are required with respect to payments, the paying Party will make the full amount of the required payment to such other Party after any tax withholding. In any such case, the paying Party shall provide such other Party with a written explanation of such withholding and original receipts or other evidence reasonably desirable and sufficient to allow it to document such tax withholdings for purposes of claiming foreign tax credits and similar benefits.

4.14 Payments. Unless otherwise agreed by the Parties, all payments required to be made under this Agreement will be made in United States Dollars via wire transfer to an account designated in advance by the receiving Party.

4.15 Audits. At any given point in time, each Party will have on file and will require its Affiliates and Sublicensees to have on file complete and accurate records for the last [**] years of all Net Sales of Products for which it is the paying Party. The other Party to this Agreement will have the right, [**] during each twelve (12) month period, to retain at its own expense an independent qualified certified public accountant reasonably acceptable to such Party to review such records solely for accuracy and for no other purpose upon reasonable notice and under a written obligation of confidentiality, during regular business hours. If the audit demonstrates that the payments owed under this Agreement have been understated, the audited Party will pay the balance to such other Party together with interest on such amounts from the

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date on which such payment obligation accrued at a rate equal to the then current [**] United States dollar LIBOR rate plus [**] percent per annum. If the underpayment is greater than five percent of the amount owed, then the audited Party will reimburse such other Party for its reasonable out-of-pocket costs of the audit. If the audit demonstrates that the payments owed under this Agreement have been overstated, such other Party to this Agreement will credit the balance against the next payment due from the audited Party (without interest).

ARTICLE V- INTELLECTUAL PROPERTY

5.1 Category 1, 2 and 3 Patents. Subject to the terms and conditions set forth in the Exhibit A attached hereto (the “IP Management Terms”):

(a) Alnylam hereby assigns to Tekmira all of Alnylam’s right, title and interest in and to the Category 1 Patents, subject to any existing rights granted by Alnylam to Third Parties under the Category 1 Patents, including but not limited to such rights granted by Alnylam to UBC and AlCana under the Supplemental Agreement and rights granted under the Alnylam Existing Sublicenses; provided, however, that such assignment shall exclude any right to enforce the Category 1 Patents with respect to any alleged infringing activities by Alnylam and/or any of its licensees that occurred prior to the Effective Date.

(b) In the event that Tekmira obtains any ownership interest in any Category 2 Patent or Category 3 Patent pursuant to the inventorship determination made under Sections 5 and 6 of the IP Management Terms, Tekmira shall and hereby does assign to Alnylam all of Tekmira’s right, title and interest in and to such Category 2 Patent or Category 3 Patent, as applicable.

(c) Each Party agrees to execute such further documents and take such further actions as the other Party may reasonably request in order to give effect to the assignments contemplated under subsections (a) and (b) above.

(d) The filing, prosecution and maintenance of Category 1 Patents, Category 2 Patents and Category 3 Patents shall be governed by the applicable provisions of the IP Management Terms.

5.2 Prosecution and Maintenance of Other Patents. Subject to the IP Management Terms, Alnylam will have the sole right and responsibility, at Alnylam’s discretion and at its expense, to file, prosecute and maintain patent protection in the Territory for all Patents (other than Category 2 Patents, and Category 3 Patents) within the Alnylam Licensed Technology. Tekmira will have the sole right and responsibility, at Tekmira’s discretion and at its expense, to file, prosecute and maintain patent protection in the Territory for all Patents (other than Category 1 Patents) within the Tekmira Combined Licensed Technology.

5.3 Third Party Infringement of Alnylam’s Patents.

(a) Each Party will promptly report in writing to the other Party during the Term any known or suspected infringement by a Third Party of any of the Alnylam Patents of which such

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Party becomes aware, as such infringement relates to Research, Development or Commercialization of Products directed at any Tekmira Target, or any Tekmira Product, and will provide the other Party with all available evidence supporting such infringement.

(b) Alnylam will have the sole and exclusive right to initiate an infringement or other appropriate suit in the Territory with respect to infringements or suspected infringements of any of the Alnylam Patents and to any and all recoveries obtained in connection therewith.

(c) Alnylam will have the sole and exclusive right to select counsel for any suit referred to in subsection 5.3(b) above initiated by it and will pay all expenses of the suit, including without limitation attorneys’ fees and court costs.

5.4 Competitive Infringement of Category 1 Patents.

(a) Each Party will promptly report in writing to the other Party during the Term any known or suspected infringement by a Third Party of any of the Category 1 Patents of which such Party becomes aware. If any such infringement relates to the development, making, using, selling, offering for sale or importing of a product that is directed against an Alnylam Exclusive Target (“Competitive Infringement”), then Alnylam will have the first right to initiate an infringement or other appropriate suit in the Territory with respect to such Competitive Infringement; provided, that if Alnylam fails to initiate a suit or take other appropriate action with respect to such Competitive Infringement within [**] days after becoming aware of the basis for such suit or action, then Tekmira may, in its discretion, provide Alnylam with written notice of Tekmira’s intent to initiate a suit or take other appropriate action with respect to such Competitive Infringement. If Tekmira provides such notice and Alnylam fails to initiate a suit or take such other appropriate action within [**] days after receipt of such notice from Tekmira, then Tekmira shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect its interests with respect to such Competitive Infringement.

(b) The Party bringing the enforcement action with respect to such Competitive Infringement shall have the right to defend against any claim arising during such action asserting that the Category 1 Patent that is subject of such Competitive Infringement is invalid or unenforceable.

(c) Regardless of which Party brings such the enforcement action with respect to such Competitive Infringement, the Party not bringing the enforcement action shall (i) provide all reasonable assistance to the Party bringing the action, at the expense of the Party bringing the action, and (ii) have the right to join and participate in such action at its own expense with its own counsel and to share equally all expenses of such suit if it so elects. If required under applicable law in order for the initiating Party to initiate and/or maintain such suit, or if the initiating Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party shall, at the expense of the initiating Party, join as a party to the suit and will execute all documents necessary for the initiating Party to initiate litigation to prosecute and maintain such action.

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(d) Any damages or other recovery, whether by settlement or otherwise, from an action under this Section 5.4 to enforce the Category 1 Patent against Competitive Infringement shall first be applied pro rata to reimburse the Parties for the costs and expenses of litigation in such action, and [**] of any remaining amount shall be paid to or retained by the Party conducting the litigation and [**] of such remaining amount shall be paid to or retained by the other Party.

5.5 Third Party Infringement of Tekmira’s Patents.

(a) Each Party will promptly report in writing to the other Party during the Term any known or suspected infringement by a Third Party of any Patents within the Tekmira Combined Licensed Technology of which such Party becomes aware, as such infringement relates to the Research, Development or Commercialization of Products directed at any Alnylam Target, or any Alnylam Product, and will provide the other Party with all available evidence supporting such infringement.

(b) Tekmira will have the sole and exclusive right to initiate an infringement or other appropriate suit in the Territory with respect to infringements or suspected infringements of any of the Patents within the Tekmira Combined Licensed Technology, and of any of the Category 1 Patents that does not constitute Competitive Infringement and to any and all recoveries obtained in connection therewith.

(c) Tekmira will have the sole and exclusive right to select counsel for any suit referred to in subsection 5.5(b) above initiated by it and will pay all expenses of the suit, including without limitation attorneys’ fees and court costs.

5.6 Patent Certification. To the extent required by law or permitted by law, the Parties shall use reasonable efforts to maintain with the applicable regulatory authorities during the Term correct and complete listings of applicable Patents for Alnylam Products or Tekmira Products, as the case may be, being Commercialized, including but not limited to all so-called “Orange Book” listings required under the Hatch-Waxman Act.

ARTICLE VI- CONFIDENTIAL INFORMATION AND PUBLICITY

6.1 Non-Disclosure of Confidential Information. Each Party agrees that all Confidential Information of a Party that is disclosed by a Party to the other Party (a) will not be used by the receiving Party except in connection with the activities contemplated by this Agreement, (b) will be maintained in confidence by the receiving Party, and (c) will not be disclosed by the receiving Party to any Third Party without the prior written consent of the disclosing Party. Notwithstanding the foregoing, the receiving Party will be entitled to use and disclose Confidential Information of the disclosing Party that (i) was known by the receiving Party or its Affiliates prior to its date of disclosure by the disclosing Party to the receiving Party as demonstrated by legally admissible evidence available to the receiving Party, (ii) either before or after the date of the disclosure such Confidential Information is lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party, (iii) either before or

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after the date of the disclosure by the disclosing Party or its Affiliates to the receiving Party such Confidential Information becomes published or otherwise part of the public domain through no fault, act or omission on the part of the receiving Party or its Affiliates, (iv) is independently developed by or for the receiving Party or its Affiliates without reference to or in reliance upon the Confidential Information as demonstrated by legally admissible evidence available to the receiving Party or its Affiliates, (v) is reasonably necessary to conduct clinical trials or to obtain regulatory approval of Products, or for the prosecution and maintenance of Patents, and such Patents shall include without limitation claims to the nucleic acid component of the Products, the Products as formulated with an LNP including excipients, as well as methods of use and manufacture of the foregoing, along with any other claims that are usual and customary to obtain maximum protection for a pharmaceutical, (vi) is reasonably required in order for a Party to obtain financing or conduct discussions with existing or potential Development and/or Commercialization partners so long as such Third Party recipients are bound by an obligation of confidentiality, or (vii) in the reasonable judgment of the receiving Party is required to be disclosed by the receiving Party to comply with applicable laws or regulations or legal process, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid or minimize the extent of such disclosure, or (viii) solely with respect to Confidential Information comprising Alnylam Know-How, Tekmira Know-How or Protiva Know-How, is otherwise reasonably necessary to disclose in connection with the Research, Development or Commercialization of Products hereunder.

Alnylam and its Affiliates shall not provide the Tekmira Manufacturing Documents or copies thereof to any Third Party, and shall not reproduce such Tekmira Manufacturing Documents in any patent application, publication or other public disclosure; provided, however, that Alnylam and its Affiliates shall be permitted to provide such Tekmira Manufacturing Documents to (1) on a need-to-know basis, Third Party contract manufacturers and other Permitted Contractors that are engaged to manufacture Alnylam Products or to provide services in connection with Development, Manufacturing or regulatory matters for Alnylam Products and/or (2) Sublicensees (who shall also be permitted to provide such Tekmira Manufacturing Documents on a need-to-know basis to Third Party contract manufacturers and other Permitted Contractors that are engaged to manufacture Alnylam Products or to provide services in connection with Development, Manufacturing or regulatory matters for Alnylam Products), in each of the foregoing clauses (1) or (2), that are subject to binding confidentiality agreements containing reasonably customary terms and conditions and, in the case of Third Party contract manufacturers and other Permitted Contractors, restricting such Third Parties from providing the Tekmira Manufacturing Documents to further Third Parties other than in accordance with clause (3) below, and/or (3) regulatory authorities to the extent reasonably necessary to obtain Regulatory Approval for, or comply with regulatory requirements applicable to the Development or Commercialization of, any Alnylam Product.

Notwithstanding anything to the contrary in this Agreement, the confidentiality and non-use obligations under this Agreement and the restrictions set forth in the immediately preceding paragraph shall not apply to Confidential Information consisting of Alnylam Know-How, Tekmira Know-How or Protiva Know-How, including such Confidential Information comprised by the Tekmira Manufacturing Documents, that is mentally retained in the unaided memories of the receiving Party’s and its Affiliates’ employees, consultants and advisors.

For the avoidance of doubt, information received by a Party solely as a result of the litigation settled pursuant to the Settlement Agreement shall not be governed by this Agreement and therefore shall not be subject to the exceptions set forth in the immediately preceding paragraphs permitting the use and disclosure of Confidential Information hereunder (i.e., nothing in this Agreement shall lessen any restrictions on the use and disclosure of such information imposed in such litigation proceedings).

If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 6.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 6.1, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably practical, including without limitation seeking an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information. In addition to the foregoing restrictions on public disclosure, if either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party shall seek the maximum confidential treatment available under applicable law, provide the other Party with a copy of this Agreement showing any sections as to which the Party proposes to request confidential treatment, provide the other Party with an opportunity to comment on any such proposal and to suggest additional portions of this Agreement for confidential treatment, and take such Party’s reasonable comments into consideration before filing this Agreement.

6.2 Limitation on Disclosures. Each Party agrees that it will provide Confidential Information received from the other Party solely to its employees, consultants and advisors, and the employees, consultants and advisors of its or its Affiliates or existing or potential Sublicensees, as applicable, who have a legitimate business need to know and an obligation to maintain in confidence the Confidential Information of the disclosing Party. The receiving Party is liable for any breach of the non-disclosure obligation of, as applicable, (a) its and its Affiliates’ employees, consultants and advisors, (b) existing or potential Sublicensees and (c) the employees, consultants and advisors of any existing or potential Sublicensees.

6.3 Publicity.

(a) No disclosure of the existence of, or the terms of, this Agreement may be made by either Party or its Affiliates, and no Party or its Affiliates shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law or as set forth in this Section 6.3. Either Party may issue press releases or otherwise make public statements or disclosures (such as in annual reports to stockholders or filings with the Securities and Exchange Commission) as it determines, based on advice of counsel, are reasonably necessary to comply with applicable laws and regulations. In addition, following any press release(s) announcing this Agreement or any other public disclosure by the Parties, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

Any reference made by Alnylam in a press release to LNP technology shall include the following statement:

“About LNP Technology

Alnylam has licenses to Tekmira LNP intellectual property for use in RNAi therapeutic products.”

Any reference made by Tekmira in a press release to siRNA programs shall include the following statement:

“About Alnylam RNAi Technology

Tekmira has licenses to Alnylam RNAi intellectual property for certain RNAi programs.”

ARTICLE VII- INDEMNIFICATION AND INSURANCE

7.1 Tekmira Indemnification. Tekmira agrees to indemnify and hold harmless Alnylam and its Affiliates, and their respective agents, directors, officers and employees and their respective successors and permitted assigns (the “Alnylam Indemnitees”) from and against any and all losses, costs, damages, fees or expenses (“Losses”) incurred by an Alnylam Indemnitee arising out of or in connection with any claim, suit, demand, investigation or proceeding brought by a Third Party based on (a) any claim made against Alnylam by Third Parties regardless of the form or forum in which any such claim is made alleging (i) infringement or misappropriation of Third Party intellectual property, or (ii) personal injury, or death occurring to any person claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, any Tekmira Product Covered by an Alnylam Patent, whether claimed by reason of breach of warranty, negligence or product defect, and (b) any breach of any representation, warranty or covenant of Tekmira in this Agreement.

The above indemnification shall not apply to the extent that any Losses are due to a breach of any of Alnylam’s representations, warranties, covenants and/or obligations under this Agreement.

7.2 Alnylam Indemnification. Alnylam agrees to indemnify and hold harmless Tekmira, its Affiliates, and their respective agents, directors, officers and employees and their respective successors and permitted assigns (the “Tekmira Indemnitees”) from and against any and all Losses incurred by a Tekmira Indemnitee arising out of or in connection with any claim, suit, demand, investigation or proceeding brought by a Third Party based on (a) any claim made against Tekmira by Third Parties regardless of the form or forum in which any such claim is made alleging (i) infringement or misappropriation of Third Party intellectual property, or (ii) personal injury, or death occurring to any person claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, any Alnylam Product Covered by a Tekmira Patent, whether claimed by reason of breach of warranty, negligence or product defect, and (b) any breach of any representation, warranty or covenant of Alnylam in this Agreement.

The above indemnification shall not apply to the extent that any Losses are due to a breach of any of Tekmira’s representations, warranties, covenants and/or obligations under this Agreement.

7.3 Tender of Defense; Counsel. The obligation to indemnify pursuant to this Article shall be contingent upon timely notification by the indemnitee to the indemnitor of any claims, suits or service of process; the tender by the indemnitee to the indemnitor of full control over the conduct and disposition of any claim, demand or suit; and reasonable cooperation by the indemnitee in the defense of the claim, demand or suit. No indemnitor will be bound by or liable with respect to any settlement or admission entered or made by any indemnitee without the prior written consent of the indemnitor. The indemnitee will have the right to retain its own counsel to participate in its defense in any proceeding hereunder. The indemnitee shall pay for its own counsel except to the extent it is determined that (a) one or more legal defenses may be available to it which are different from or additional to those available to the indemnitor, or (b) representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any such case and to such extent, the indemnitor shall be responsible to pay for the reasonable costs and expenses of one separate counsel retained to participate in the defense of the indemnitee, provided that such expenses are otherwise among those covered by the indemnitor’s indemnity obligations under this Article VII. Notwithstanding the foregoing, if the indemnitor reasonably believes that any of the exceptions to its obligation of indemnification of the indemnitee set forth in Sections 7.1 or 7.2 may apply, the indemnitor shall promptly notify the indemnitee, which shall then have the right to be represented in any such action or proceeding by separate counsel at the indemnitee’s expense; provided, that the indemnitor shall be responsible for payment of such expenses if the indemnitee is ultimately determined to be entitled to indemnification from the indemnitor.

7.4 Tekmira Insurance. With respect to its activities under this Agreement, Tekmira will secure and maintain in full force and effect throughout the term of the licenses set out in Section 2.1 (and for at least [**] years thereafter for claims-made coverage), the following types and amounts of insurance coverage with carriers having a minimum AM Best rating of A, with per claim deductibles that do not exceed [**]:

Comprehensive General Liability and Personal Injury, including coverage for contractual liability assumed by Tekmira and coverage for Tekmira independent contractor(s), with limits of at least [**] per occurrence and a general aggregate limit of [**].

Prior to, at, and following the dosing of the first patient in a Phase I Clinical Trial of any Tekmira Product by Tekmira, its Affiliates or Sublicensees, Umbrella Liability, exclusive of the coverage provided by the policies listed above, with a limit of at least [**].

Prior to, at, and following the First Commercial Sale of any Tekmira Product by Tekmira, its Affiliates or Sublicensees, Products/Clinical/Professional Liability, exclusive of the coverage

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provided by the Comprehensive General Liability policy, with limits of at least [**] per occurrence and an aggregate limit of at least [**], with Alnylam to be named as an additional insured party with respect to each Tekmira Product under such coverage.

7.5 Alnylam Insurance. With respect to its activities under this Agreement, Alnylam will secure and maintain in full force and effect throughout the term of the licenses set out in Sections 2.2(a) and 2.2(b) (and for at least [**] years thereafter for claims-made coverage), the following types and amounts of insurance coverage with carriers having a minimum AM Best rating of A, with per claim deductibles that do not exceed [**]:

Comprehensive General Liability and Personal Injury, including coverage for contractual liability assumed by Alnylam and coverage for Alnylam independent contractor(s), with limits of at least [**] per occurrence and a general aggregate limit of [**].

Prior to, at, and following the dosing of the first patient in a Phase I Clinical Trial of any Alnylam Product by Alnylam, its Affiliates or Sublicensees, Umbrella Liability, exclusive of the coverage provided by the policies listed above, with a limit of at least [**].

Prior to, at, and following the First Commercial Sale of any Alnylam Product by Alnylam, its Affiliates or Sublicensees, Products/Clinical Liability, exclusive of the coverage provided by the Comprehensive General Liability policy, with limits of at least [**] per occurrence and an aggregate limit of at least [**], with Tekmira to be named as an additional insured party with respect to each Alnylam Product under such coverage.

ARTICLE VIII- EXPORT

8.1 General. The Parties acknowledge that the exportation from the United States of materials, products and related technical data (and the re-export from elsewhere of United States origin items) may be subject to compliance with United States export laws, including without limitation the United States Bureau of Export Administration’s Export Administration Regulations, the Act and regulations of the FDA issued thereunder, and the United States Department of State’s International Traffic and Arms Regulations which restrict export, re-export, and release of materials, products and their related technical data, and the direct products of such technical data. The Parties agree, under this Agreement, to comply with all applicable exports laws and to commit no act that, directly or indirectly, would violate any United States law, regulation, or treaty, or any other international treaty or agreement, relating to the export, re-export, or release of any materials, products or their related technical data to which the United States adheres or with which the United States complies.

8.2 Delays. The Parties acknowledge that they cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party.

8.3 Assistance. The Parties agree to provide reasonable assistance to one another in connection with each Party’s efforts to fulfill its obligations under this Article VIII.

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ARTICLE IX- TERM AND TERMINATION

9.1 Term; Expiration. The term of this Agreement shall begin on the Effective Date and, unless terminated earlier as provided herein, the licenses granted under Sections 2.1(a), 2.1(b), 2.2(a), 2.2(b) and 2.2(c) of this Agreement will become fully paid-up, perpetual, non-exclusive and irrevocable at the end of the period set forth in Section 4.7, as applicable to each of such licenses. The term of this Agreement shall expire upon the expiration of the last-to-expire Royalty Term.

9.2 Material Breach.

(a) Alnylam, as the licensor under Section 2.1, will have the right to terminate the licenses granted thereunder, upon written notice to Tekmira, on a Tekmira Product-by-Tekmira Product basis in the event Tekmira materially breaches its obligations under this Agreement related to the licenses granted under Section 2.1 with respect to a particular Tekmira Product(s), or such licenses in their entirety if such breach is not specific to particular Tekmira Product(s), and Tekmira does not remedy such breach within ninety (90) days after receipt of written notice from Alnylam specifically identifying the breach and stating that Alnylam intends to terminate such licenses if Tekmira fails to remedy the breach within the ninety (90)-day time period; provided, however, that if Tekmira disputes in good faith that the claimed breach exists, such 90-day period will not start to run until such dispute has been resolved or can no longer be maintained in good faith.

(b) Tekmira, as the licensor under Section 2.2, will have the right to terminate the licenses granted thereunder, upon written notice to Alnylam, on an Alnylam Product-by-Alnylam Product or technology-by-technology basis in the event Alnylam materially breaches its obligations under this Agreement related to the licenses granted under Section 2.2 with respect to a particular Alnylam Product(s) or technology(-ies), or such licenses in their entirety if such breach is not specific to particular Alnylam Product(s) or technology(-ies), and does not remedy such breach within ninety (90) after receipt of written notice from Tekmira specifically identifying the breach and stating that Tekmira intends to terminate such licenses if Alnylam fails to remedy the breach within the ninety (90) time period; provided, however, that if Alnylam disputes in good faith that the claimed breach exists, such 90-day period will not start to run until such dispute has been resolved or can no longer be maintained in good faith.

9.3 Challenges of Alnylam’s Patents. In the event that Tekmira or any of its Affiliates shall (a) commence or participate in any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding), or otherwise assert in writing any claim, challenging or denying the validity of any of the Alnylam Patents or any claim thereof or (b) actively assist any other Person in bringing or prosecuting any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding) challenging or denying the validity of the Alnylam Patents or any claim thereof, Alnylam will have the right to give notice to Tekmira (which notice must be given, if at all, within sixty (60) after Alnylam first learns of the foregoing) that the licenses granted by Alnylam to such Patent will terminate in thirty (30) following such notice, and, unless Tekmira withdraws or causes to be withdrawn all such challenge(s) within such thirty-day period, such licenses will so terminate.

9.4 Challenges of Tekmira Patents. In the event that Alnylam or any of its Affiliates shall (a) commence or participate in any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding), or otherwise assert in writing any claim, challenging or denying the validity of any of the Category 1 Patents or Patents within the Tekmira Combined Licensed Technology, or any claim thereof or (b) actively assist any other Person in bringing or prosecuting any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding) challenging or denying the validity of any of the Category 1 Patents or Patents within the Tekmira Combined Licensed Technology, or any claim thereof, Tekmira will have the right to give notice to Alnylam (which notice must be given, if at all, within sixty (60) after Tekmira first learns of the foregoing) that Alnylam’s license under such Patent will terminate in thirty (30) following such notice, and, unless Alnylam withdraws or causes to be withdrawn all such challenge(s) within such thirty-day period, such licenses will so terminate.

9.5 Consequences of Termination; Survival.

(a) In the event of termination by Alnylam under Section 9.2(a) above, all licenses and rights granted by Alnylam to Tekmira under Section 2.1 of this Agreement will terminate with respect to the particular Tekmira Product(s), or in their entirety, as provided in Section 9.2(a); provided, however, that to the extent such licenses and rights are required in respect of clinical trials that are ongoing and cannot reasonably be terminated promptly due to health or safety reasons or the requirements of applicable law, such licenses and rights will continue in effect until such clinical trials are properly terminated; provided, further, that any license that has become fully paid-up and perpetual pursuant to Section 9.1 shall survive.

(b) In the event of termination by Tekmira under Section 9.2(b) above, all licenses and rights granted by Tekmira to Alnylam under Section 2.2 of this Agreement will terminate with respect to the particular Alnylam Product(s) and/or technology(-ies), or in their entirety, as provided in Section 9.2(b); provided, however, that to the extent such licenses and rights are required in respect of clinical trials that are ongoing and cannot reasonably be terminated promptly due to health or safety reasons or the requirements of applicable law, such licenses and rights will continue in effect until such clinical trials are properly terminated; provided, further, that any license that has become fully paid-up and perpetual pursuant to Section 9.1 shall survive.

(c) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Products sold prior to such expiration or termination. The provisions of Sections 6.1, 6.2 and 6.3(a) shall survive the expiration or termination of this Agreement for a period of five (5) years. In addition, the provisions of Sections 2.2(c) (to the extent the license in such section extends outside of Alnylam Products in the Alnylam Field), 2.2(d), 2.4, 2.6, 2.7, 4.7, 4.11, 4.12, 4.13, 4.14, 4.15, 5.1(d), 5.4, Article VII, 9.1, 9.5, 9.6, 10.1(d), 10.2, 10.4, 10.6, 10.8 and 10.16, and any license that has become fully paid-up and perpetual pursuant to Section 9.1, shall survive any expiration or termination of this Agreement.

9.6 Licenses upon Termination.

(a) Upon any termination of this Agreement, Alnylam shall enter into an agreement containing substantially the same provisions as this Agreement with any Sublicensees of Tekmira existing at the time of such termination, covering the Tekmira Products that had been licensed to such Sublicensee by Tekmira in compliance with this Agreement, provided that at the time of any termination of this Agreement, such Sublicensees are in full compliance with the terms and conditions of the sublicense agreement. Alnylam acknowledges that such Sublicensees of Tekmira that are then in full compliance with the terms and conditions of their respective sublicense agreement are third party beneficiaries of this Agreement, including this Section 9.6(a).

(b) Upon any termination of this Agreement, Tekmira shall enter into an agreement containing substantially the same provisions as this Agreement with any Sublicensees of Alnylam existing at the time of such termination, covering the Alnylam Products that had been licensed to such Sublicensee by Alnylam in compliance with this Agreement, provided that at the time of any termination of this Agreement, such Sublicensees are in full compliance with the terms and conditions of the sublicense agreement. Tekmira acknowledges that such Sublicensees of Alnylam that are then in full compliance with the terms and conditions of their respective sublicense agreement are third party beneficiaries of this Agreement, including this Section 9.6(b).

ARTICLE X- MISCELLANEOUS

10.1 Representations and Warranties.

(a) Mutual Representations and Warranties by Tekmira and Alnylam.

(i) Each Party hereby represents and warrants to the other Party as of the Effective Date:

(a) It is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation, and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted, to own and use its assets in the manner in which its assets are currently owned and used, and to enter into and perform its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Party and its Board of Directors and no consent, approval, order or authorization of, or registration, declaration or filing with any Third Party or governmental authority is necessary for the execution, delivery or performance of this Agreement.

(c) This Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(d) It has never approved or commenced any proceeding, or made any election contemplating, the winding up or cessation of its business or affairs or the assignment of material assets for the benefit of creditors. To such Party’s knowledge, no such proceeding is pending or threatened.

(ii) Each Party acknowledges and agrees that the other Party has not made any representation or warranty that it has or can provide all the rights that are necessary or useful to Research, Develop or Commercialize a Product.

(iii) Each Party represents and warrants to the other Party that as of the Effective Date it has the right to grant to such other Party, its Affiliates and Sublicensees the licenses granted hereunder and has not granted any conflicting rights to any other Person. Each Party shall maintain any applicable in-licenses in effect and shall not amend any such in-licenses in a manner that is detrimental to the rights of the other Party under this Agreement without the prior written consent of such other Party.

(b) Alnylam Representations and Warranties. Alnylam hereby represents and warrants to Tekmira that:

(i) to Alnylam’s knowledge, the conception, development and reduction to practice of the Alnylam Licensed Technology licensed to Tekmira under this Agreement did not constitute or involve the misappropriation of trade secrets or other rights or property of any Person;

(ii) it has not assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Alnylam Licensed Technology in a manner that conflicts with any rights granted to Tekmira hereunder.

(c) Tekmira Representations and Warranties. Tekmira hereby represents and warrants to Tekmira that:

(i) to Tekmira’s knowledge, the conception, development and reduction to practice of the Tekmira Combined Licensed Technology licensed to Alnylam under this Agreement did not constitute or involve the misappropriation of trade secrets or other rights or property of any Person; and

(ii) it has not assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Tekmira Combined Licensed Technology in a manner that conflicts with any rights granted to Alnylam hereunder.

(d) Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY INTELLECTUAL PROPERTY, PRODUCTS, GOODS, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND

NONINFRINGEMENT OR VALIDITY OF PATENT RIGHTS WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO ANY SUCH PRODUCT WILL BE ACHIEVED.

10.2 Dispute Resolution; Arbitration Procedures. The Parties agree that any disputes that arise under this Agreement between them during the period starting on the Effective Date and ending on the third anniversary of the Effective Date, including without limitation, claims relating to the enforcement of this Agreement, shall be resolved by binding arbitration conducted in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”). The arbitration shall be conducted by a panel of three persons experienced in large commercial disputes who are independent of the arbitrating Parties and neutral with respect to the dispute presented for arbitration. Within [**] days after initiation of arbitration, each arbitrating Party shall select one person to act as an arbitrator and the Party-selected arbitrators shall select an additional arbitrator within [**] days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree on the third arbitrator, the additional arbitrator shall be appointed by the AAA. The place of the arbitration shall be in Chicago, Illinois, USA, and all proceedings and communications shall be in English. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

10.3 Force Majeure. No failure or omission by the Parties in the performance of any obligation of this Agreement will be deemed a breach of this Agreement or create any liability if the same will arise from any cause or causes beyond the control of the Parties, including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; flood; storm; earthquake; accident; war; rebellion; insurrection; riot; and invasion. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

10.4 Consequential Damages. NEITHER PARTY (INCLUDING ITS AFFILIATES AND SUBLICENSEES) SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFIT OR LOST REVENUE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OF A PARTY OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE VI.

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.5 Assignment.

(a) This Agreement, and any of its rights and obligations, may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that either Party may assign this entire Agreement, without the consent of the other Party, in connection with such Party’s merger, consolidation or transfer or sale of all or substantially all of the assets of such Party; and provided further that the successor, surviving entity, purchaser of assets, or transferee, as applicable, expressly assumes in writing such Party’s obligations under this Agreement, if any.

(b) Any purported transfer or assignment in contravention of this Section 10.5 shall, at the option of the non-assigning Party, be null and void and of no effect.

(c) This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

10.6 Notices.

Notices to Alnylam will be addressed to:

Alnylam Pharmaceuticals, Inc.
300 Third Street
Cambridge, Massachusetts 02142
U.S.A.
Attention:	Senior Vice President, Chief Business Officer
Facsimile No.:	(617) 812-0353

With copy to:

WilmerHale LLP
60 State Street
Boston, Massachusetts 02109
Attention:	Steven D. Singer, Esq.
Steven D. Barrett, Esq.
Facsimile No.:	(617) 526-5000

Notices to Tekmira will be addressed to:

Tekmira Pharmaceuticals Corporation
100-8900 Glenlyon Parkway
Burnaby, B.C.
Canada V5J 5J8
Attention:	President & CEO
Facsimile No.:	(604) 630-5103

With copy to:

Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025-1015
Attention:	Elizabeth A. Howard
R. King Milling
Facsimile No.:	(650) 614-7401

Either Party may change its address by giving notice to the other Party in the manner provided in this Section 10.6. Any notice required or provided for by the terms of this Agreement will be in writing and will be (a) sent by certified mail, return receipt requested, postage prepaid, (b) sent via a reputable international express courier service, or (c) sent by facsimile transmission, with a copy by regular mail. The effective date of the notice will be the actual date of receipt by the receiving Party.

10.7 Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement will be construed as authorization for either Party to act as the agent for the other Party.

10.8 Governing Law; Jurisdiction. This Agreement will be governed and interpreted in accordance with the substantive laws of the State of Delaware, U.S.A., notwithstanding the provisions governing conflict of laws under such law of the State of Delaware to the contrary, provided that (a) matters of intellectual property law, if any, will be determined in accordance with the national intellectual property laws relevant to the intellectual property in question, and (b) the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods is expressly excluded from this Agreement.

10.9 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of the relevant jurisdiction, the validity of the remaining provisions will not be affected and the rights and obligations of the Parties will be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable, provided that the Parties will negotiate in good faith a modification of this Agreement with a view to revising this Agreement in a manner which reflects, as closely as is reasonably practicable, the commercial terms of this Agreement as originally signed.

10.10 No Implied Waivers. The waiver by either Party of a breach or default of any provision of this Agreement by the other Party will not be construed as a waiver of any succeeding breach of the same or any other provision, nor will any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

10.11 Headings. The headings of articles and sections contained this Agreement are intended solely for convenience and ease of reference and do not constitute any part of this Agreement, or have any effect on its interpretation or construction.

10.12 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all previous written or oral representations, agreements and understandings between the Parties including, without limitation, the Prior Cross-License Agreements and the Manufacturing Agreements, but

excluding the Settlement Agreement, the Supplemental Agreement (subject to Section 2.4) and the UBC Sublicense. The Parties specifically agree that the corresponding provisions of this Agreement shall supersede in their entirety any surviving provisions of the Prior Cross-License Agreements. This Agreement (including the attachments hereto) may be amended only by a writing signed by both Parties.

10.13 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.14 No Third Party Beneficiaries. Except as expressly contemplated herein, no Third Party, including any employee of any Party to this Agreement, shall have or acquire any rights by reason of this Agreement.

10.15 Further Assurances. Each Party will provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions.

10.16 Performance by Affiliates. Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder and Affiliates of a Party are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of such Party and the relevant Party shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

10.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Alnylam, Tekmira and Protiva have set their hands to this Cross-License Agreement as of the date first written above.

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Barry Greene
Name:	Barry Greene
Title:	President and Chief Operating Officer

TEKMIRA PHARMACEUTICALS CORPORATION

By:	/s/ Mark J. Murray
Name:	Mark J. Murray
Title:	President & CEO

PROTIVA BIOTHERAPEUTICS INC. solely with respect to Section 10.12

By:	/s/ Mark J. Murray
Name:	Mark J. Murray
Title:	President & CEO

EXHIBIT A - IP MANAGEMENT TERMS

Management of Category 1, 2, and 3 Patents

1. The Category 1 Patents shall be assigned to Tekmira pursuant to Section 5.1(a) of this Agreement. Within [**] days of the Effective Date, representative(s) of each Party shall meet in the offices of Blank Rome in NY, NY to coordinate the transition of prosecution control from Alnylam to Tekmira. Within [**] business days of the Effective Date, Alnylam will determine which priority applications, in whole or in part, within the [**] family will be assigned to Tekmira and shall record such assignments with the U.S. Patent and Trademark Office. For clarity, all priority applications, in whole or in part, to which [**] family members that have been assigned to Tekmira are entitled, or are necessary to effect a valid priority claim shall be assigned to Tekmira according to the procedure set forth above.

2. The Category 2 Patents and the Category 3 Patents shall be owned by Alnylam. If Tekmira obtains any ownership interest in any Category 2 Patents or any Category 3 Patents as a result of any inventorship determination pursuant to this Agreement, Tekmira shall assign such interest to Alnylam as set forth in Section 5.1(b) of this Agreement.

3. If it is determined that a novel lipid, or novel lipid formulation is disclosed for the first time in a Category 2 Patent application or a Category 3 Patent application, then a divisional or continuation will be filed to isolate this subject matter. The division or continuation will be assigned to Tekmira, and for the purposes of this Agreement will be treated as Category 1 IP.

4. Prosecution and Maintenance of Category 1 Patents.

a. Within [**] days following the Effective Date, each Party shall provide to the other Party the name of the person responsible for prosecution and maintenance of Category 1 Patents within such Party’s company.

b. The Parties agree that current outside US counsel utilized by Alnylam prior to the Effective Date shall continue to handle US prosecution and coordinate rest of world prosecution of Category 1 Patents for a period of at least [**] month from the Effective Date. For [**].

c. If the outside counsel identified in 3.b above are not acceptable to Tekmira due to a bona fide conflict of interest, the Parties shall agree on mutually acceptable outside counsel and the cost of transferring such cases shall be divided equally between Alnylam and Tekmira. If after [**] months from the effective date Tekmira wishes to transfer any of the above cases to an outside firm of their choosing and is such firm is acceptable to Alnylam, Tekmira shall be free to do so but the cost of transferring such cases shall be borne by Tekmira 100%.

d. If the Parties cannot agree on choice of outside counsel, each Party shall provide the names of three (3) law firms they find acceptable, excluding those firms the other Party found unacceptable, to the third party arbitrator as provided below and agree to abide by the decision of the arbitrator.

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e. Starting on the Effective Date Tekmira shall control prosecution with input and agreement from Alnylam and shall diligently prosecute the Category 1 Patents claims in the broadest reasonable manner possible. Alnylam shall be copied on any correspondence with the respective patent offices related to the prosecution of the Category 1 Patents, and Tekmira shall consult Alnylam prior to any proposed filing, response or claim additions, deletions or amendments with sufficient time to allow for review, comment and agreement by Alnylam.

f. Alnylam shall be consulted and must agree on any inventorship determinations or any changes to inventorship prior to filing such changes with any patent office. In the event, however, that there is a disagreement between the Parties as to inventorship determinations, the Parties agree that they will be bound by the inventorship determinations made pursuant to the procedure outlined in paragraph 4.k below.

g. Except as otherwise set forth in 3.c above or 3.h below, prosecution and maintenance costs shall be divided equally between Alnylam and Tekmira for Category 1 Patents.

h. If for whatever reason Tekmira wishes to abandon an application for or cease to maintain any Category 1 Patents in a jurisdiction, Tekmira will provide Alnylam with [**] days advance notice and, if Alnylam wishes to maintain such application or patent, it will be at Alnylam’s expense and such application or patent shall be assigned back to Alnylam, and Tekmira shall have no further rights in such application or patent and such application or patent shall cease to constitute Category 1 Patents.

i. Tekmira shall not have the right to utilize, refer to, incorporate or any way use to support claims, any subject matter that is explicitly disclosed in a patent application to which any of the Category 1 Patents claims priority that is also not explicitly disclosed in the Category 1 IP application in question or that is also not explicitly disclosed in other Tekmira owned or controlled patents or patent applications having an earlier filing date than the Category 1 Patent priority application containing such subject matter. For clarity, subject matter that is incorporated by reference or incorporated by virtue of a priority claim in the Category 1 Patents in question shall not in any way be used by Tekmira unless that subject matter is also explicitly disclosed in the Category 1 Patent in question or was explicitly disclosed in other Tekmira owned or controlled patent or patent applications having an earlier filing date than the Category 1 Patent or Category 1 Patent priority application in question.

j. Alnylam shall not have the right in any patent or patent application that it owns or controls, to utilize, refer to, incorporate or any way use to support claims in such patent or patent application, any subject matter that was explicitly disclosed in any of the Category 1 Patents by virtue of having a common priority document with any of the Category 1 Patents, unless it was explicitly disclosed in such Alnylam owned or controlled patent or patent application .

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k. In the event there is a disagreement between the Parties on any prosecution matter (including new patent application filings, claims, claim amendments, deletions or additions), or any inventorship determination or correction they agree to utilize the dispute resolution mechanism as set forth in paragraph 7 below.

5. Prosecution and Maintenance of Category 2 Patents.

a. Prosecution and maintenance of Category 2 Patents shall be controlled by Alnylam and as to Category 2 Patents Alnylam shall have sole discretion in any decisions regarding patent prosecution and all prosecution and maintenance costs shall be borne by Alnylam.

b. Within [**] days of Tekmira providing the names of Tekmira inventors to be added to patent application [**] in Alnylam patent family [**] Alnylam shall add such inventors by filing with the US Patent and Trademark Office a corresponding correction, and the added inventors shall assign their rights in this application to Alnylam upon their addition to the application. Alnylam will similarly correct the inventorship in related US and foreign applications or patents where a claim or claims of similar scope exist.

c. Within [**] days of the Effective Date an inventorship determination shall be performed on all Category 2 Patents at Alnylam’s expense.

d. If it is determined that Tekmira inventors should be added any application(s) or patent(s), Alnylam shall add such inventors by filing with the respective patent office a corresponding correction, and the added inventors shall assign their rights in this application to Alnylam upon their addition to the application.

e. If Tekmira disagrees with the above inventorship determination the Parties agree to utilize the dispute resolution mechanism as set forth in paragraph 7 below.

f. Tekmira shall be provided [**] days advance notice on any material claim amendments, additions or deletions in any Category 2 Patents that utilize or relate to disputed subject matter or if it decides to abandon any patent or patent application.

g. Tekmira shall be copied on all correspondence with the respective patent offices related to the prosecution of Category 2 Patents for which an inventorship determination referenced above results in the addition of a Tekmira inventor.

6. Prosecution and Maintenance of Category 3 Patents.

a. Prosecution and maintenance of Category 3 Patents shall be controlled by Alnylam and as to Category 3 Patents Alnylam shall have sole discretion in any decisions regarding patent prosecution and all prosecution and maintenance costs shall be borne by Alnylam.

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b. Upon claim allowance an independent inventorship determination shall be made by Alnylam at its cost and inventorship shall be corrected if warranted. If Tekmira inventors are added to any applications, such inventors shall assign their rights to such patent applications to Alnylam.

c. In the event that Tekmira wishes to determine inventorship for any claim prior to allowance it may do so at its expense. If as a result of such determination Tekmira inventors are added to any applications, such inventors shall assign their rights to such patent applications to Alnylam

d. If Tekmira disagrees with the above inventorship determination, the Parties agree to utilize the dispute resolution mechanism as set forth in paragraph 7 below.

e. Tekmira shall be provided [**] days advance notice on any material claim amendments, additions or deletions in any Category 3 Patents that utilize or relate to disputed subject matter or if it decides to abandon any patent or patent application.

f. In addition to 6e above, Tekmira shall be copied on all correspondence with the respective patent offices related to the prosecution of such Tekmira Category 3 Patents for which an inventorship determination referenced above results in the addition of a Tekmira inventor.

7. Dispute Resolution Mechanism.

a. A third party gatekeeper/arbiter shall be identified along with a simple, speedy dispute resolution mechanism in the event of any disagreement among the Parties regarding the matters set forth in this Exhibit A.

b. The arbiter shall be mutually agreed to by the Parties. When a dispute arises among the Parties, the arbiter shall consider in good faith the position(s) of each Party in the dispute which the Parties shall have [**] business days to submit to such arbiter. The arbiter shall render his/her decision in an unbiased manner in accordance with the patent laws of the jurisdiction of the patent application as to which such disagreement pertains within [**] business days of receiving all relevant documentation from the Parties and, at the arbiter’s discretion, discussion with the Parties; provided, however, that the arbiter shall hold no ex parte meetings or substantive conversations with a Party without the consent of the other Party.

c. In the event that the arbiter is no longer willing or capable of serving in this function a replacement shall be selected or if the Parties cannot agree to a replacement arbiter, one will be selected as follows:

i. Each of the Parties shall nominate five (5) potential arbiters and any potential arbiter appearing on both Parties’ lists shall be the arbiter and the Parties shall attempt in good faith to secure such arbiter’s services. In the event that there is more than one (1) arbiter that appears on both such lists, the Parties shall agree in good faith which arbiter to approach first. In the event that there are no arbiters in common, the Parties shall repeat the process until an arbiter appears on both such lists or until the Parties can otherwise agree on an arbiter.

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d.	The costs of the arbiter shall be divided equally between the Parties.

8. Cooperation.

a. The Parties hereby agree as to Category 1 Patents, Category 2 Patents, Category 3 Patents:

i. to make its employees, agents and consultants reasonably available to the other Party (or the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution as contemplated by this Exhibit A;

ii. to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to patent rights;

iii. to endeavor in good faith to coordinate its efforts wherever possible or reasonable with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications;

iv. in the event one Party receives an obviousness-type double patenting rejection in an application such Party controls over an application controlled by the other Party, the Parties will enter into good faith discussions to take steps necessary to allow both sets of claims to issue, such steps potentially including assigning an ownership interest in the patent application in question to the other party so that common ownership is established allowing for the filing of a terminal disclaimer. In the event that such common ownership is established the Party receiving the ownership interest will license all of its rights back in such application to the other Party; and

v. Unless otherwise explicitly provided in this Agreement the Parties shall have rights with respect to the enforcement of Category 1 Patents, Category 2 Patents, Category 3 Patents according to their respective ownership interests in such patent rights as provided under applicable law.

9. For the avoidance of doubt, the Parties agree that, despite Tekmira’s prior identification of the following patent families as being subject to an inventorship challenge by Tekmira, Tekmira does not challenge Alnylam’s inventorship or sole ownership of the following patent families: [**].

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.9 - ALNYLAM EXISTING IN-LICENSES

1.	Co-Exclusive License Agreement between Max Planck Innovation GmbH (formerly Garching Innovation GmbH) and Alnylam Pharmaceuticals, Inc., dated December 20, 2002, as amended by Amendment dated July 2, 2003, the Requirements Amendment effective June 15, 2005, the Waiver Amendment effective August 9, 2007 and the Amendment to the Alnylam Co-Exclusive License Agreement dated as of March 14, 2011, by and between Alnylam Pharmaceuticals, Inc., on the one hand, and Whitehead Institute for Biomedical Research, Massachusetts Institute of Technology and Max-Planck-Innovation GmbH, on the other hand; and Co-Exclusive License Agreement between Max Planck Innovation GmbH (formerly Garching Innovation GmbH) and Alnylam Europe AG (formerly Ribopharma AG), dated July 30, 2003

SCHEDULE 1.10 - ALNYLAM EXISTING SUBLICENSES

1.	InterfeRx Option Agreement between AlCana Technologies, Inc., and Alnylam Pharmaceuticals, Inc., dated December 9, 2009

2.	License and Collaboration Agreement between Alnylam Pharmaceuticals, Inc. and Ascletis Pharmaceuticals (Hangzhou) Co., Ltd., dated June 29, 2012

3.	License and Collaboration Agreement between Alnylam Pharmaceuticals, Inc. and Genzyme Corporation, dated October 18, 2012

4.	License and Collaboration Agreement between Monsanto Company and Alnylam Pharmaceuticals, Inc., dated August 27, 2012

5.	Research Collaboration and License Agreement between Novartis Institutes for BioMedical Research, Inc. and Alnylam Pharmaceuticals, Inc., dated October 12, 2005, as amended by letter amendment dated May 1, 2011

6.	Amended and Restated License and Collaboration Agreement among Alnylam Pharmaceuticals, Inc., Isis Pharmaceuticals, Inc., and Regulus Therapeutics Inc. (formerly Regulus Therapeutics LLC), dated January 1, 2009, as amended by amendments dated June 10, 2010 and October 25, 2011

7.	License and Collaboration Agreement among F. Hoffmann-La Roche Ltd, Hoffman-La Roche Inc., and Alnylam Pharmaceuticals, Inc., dated July 8, 2007, as amended by letter amendment dated May 29, 2008 (assigned to Arrowhead Research Corporation in October 2011)

8.	Collaboration Agreement among Alnylam Pharmaceuticals, Inc., F. Hoffmann-La Roche Ltd., and Hoffman-La Roche Inc., dated October 29, 2009 (assigned to Arrowhead Research Corporation in October 2011)

9.	License and Collaboration Agreement between Takeda Pharmaceutical Company Limited and Alnylam Pharmaceuticals, Inc., dated May 27, 2008, as supplemented or amended by letter agreements dated August 18, 2009 and March 16, 2011

10.	Supplemental Agreement among Alnylam Pharmaceuticals, Inc., Tekmira Pharmaceuticals Corporation, Protiva Biotherapeutics Inc., the University of British Columbia, and AlCana Technologies, Inc., dated July 27, 2009

SCHEDULE 1.15 – CERTAIN ALNYLAM PATENTS

Case Number	Country Name	Case Type	Application Status	Application Number	Filing Date	Patent Number	Issue Date

[**]

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.19 - CERTAIN BIODEFENSE TARGETS

Category A Pathogens:

BACTERIA:

[**]

VIRUSES:

[**]

Category B Pathogens:

BACTERIA:

[**]

VIRUSES:

[**]

Category C Pathogens

BACTERIA:

[**]

VIRUSES:

[**]

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.22 - CATEGORY 1 PATENTS

Case Number	Country Name	Law Firm	Case Type	Application Status	Application Number	Filing Date	Patent Number	Issue Date

[**]

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.23 - CATEGORY 2 PATENTS

Case Number	Country Name	Law Firm	Case Type	Application Status	Application Number	Filing Date	Patent Number	Issue Date

[**]

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.24 - CATEGORY 3 PATENTS

Case Number	Country Name	Law Firm	Case Type	Application Status	Application Number	Filing Date	Patent Number	Issue Date

[**]

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.70 - TEKMIRA MANUFACTURING DOCUMENTS

Tekmira Manufacturing Documents are limited to the following documents provided to Alnylam by Tekmira:

1.	Batch records or master batch records for [**]

2.	The following technical protocols and reports: [**]

3.	Specifications for raw materials, components and final products for [**]

4.	The following technical presentations: [**]

6.	Production Plans for [**]

7.	Technical transfer plans for [**]

8.	[**]

9.	Minutes of Production Meeting telecons [**]

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.